UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STAAR Surgical Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

STAAR SURGICAL COMPANY

25651 Atlantic Ocean Drive

Lake Forest, California 92630

April 30, 2021

Dear Fellow Shareholders:

2020 required that we successfully navigate the challenges presented amidst a global health pandemic. We recognize that all of our employees, communities and shareholders have been impacted. From the earliest stages of the pandemic we took steps to address health and safety while also continuing our strong trajectory of growth. We are proud of the work of the entire STAAR family to come together, persevere and emerge stronger as a company.

Despite the global pandemic, we continued our growth in 2020, strengthening our unique value proposition for our customers and achieving excellent results for our shareholders. Year-over-year, we grew revenue by 9% to $163 million and effectively balanced growth initiatives with profitability to achieve strong earnings, delivering GAAP diluted earnings per share of $0.12 per share. In addition, we created significant value by generating $21 million in cash during the fiscal year and being good stewards of our capital. Our financial success gives us the ability to invest in our future, be the best partner for our customers and successfully execute our proven growth strategy, which consists of the following pillars:

•	Position EVO Implantable Lenses as a Special and Transformational Pathway to Visual Freedom;
•	Execute Go-to-Market Strategy to Significantly Expand Market Share Globally;
•	Innovate and Develop a Pipeline of Next Generation Premium Collamer-Based Intraocular Lenses;
•	Support the Transformation of the Refractive Surgery Paradigm to Lens-Based through Clinical Validation and Medical Affairs Excellence; and
•	Continue our Focus on and Commitment to STAAR’s Culture of Quality;

Through our products and corporate execution, we significantly advanced all aspects of our strategy in 2020, and the following are a few examples:

•

ICL units were up 11% as compared to the prior year while industry reports estimate a decline of 21% in total refractive industry procedures as compared to the prior year.  This demonstrates that we are continuing to capture market share.  While our growth in certain markets remains impacted by COVID-19, our enthusiasm for even brighter days ahead is bolstered by solid second half results in 2020 and a solid start to 2021.

•

We continued to invest in sales and marketing as well as operations infrastructure to allow STAAR to capture a disproportionate share of the 5.8 million annual refractive procedures that industry market reports project in 2025. We’re expanding our foundation through increasing consumer awareness, surgeon commitment, new product introductions and appropriate investments to scale the company consistent with our significant growth opportunity. Capital investments include the establishment of our EVO manufacturing operations in Nidau, Switzerland and our advanced presbyopia Viva™ lens manufacturing facility in Lake Forest, CA; and expanding capacity of our Monrovia manufacturing facility. Operating Investments include scaling our revenue-generating sales and marketing teams and programs.

•	We continued to gain increasing surgeon commitment with our lenses. 2020 is the first year STAAR sold more lower diopter lenses, between -0.5 and -10, than higher diopter lenses between -10 and -20.
•

In July 2020, our EVO Viva™ presbyopia lens received CE Mark approval. The initial commercial surgeons are implanting the Viva lens while gaining valuable insights for delighting patients at each distance - near, intermediate and far. These insights will be part of the EVO Viva Playbook of best practices that we will share with certified surgeons during full commercialization of the lens, expected in the second half of 2021.

•

In the U.S. in 2020 we implanted all patients in the study for our EVO family of myopia lenses and follow-up is being conducted per the trial protocol. Our plan remains to submit the data to the FDA for marketing approval in late April 2021. We believe we remain on track, pending FDA approval, to introduce our EVO lenses to the U.S. market in the fourth quarter of this year.

With respect to corporate social responsibility, there is much work underway to enhance our sustainability practices, diversity initiatives and reporting, among other items. Last year we issued our inaugural Sustainability Report. We’ll continue to build on our ESG efforts to address these important topics, and we look forward to sharing updates in the future. Regarding corporate governance, Board refreshment, and inclusion, in June 2020, we appointed Dr. Gil Kliman and Mr. Tom Frinzi to our Board of Directors. In January 2021, we appointed Dr. Elizabeth Yeu and Dr. K. Peony Yu to our Board of Directors. In January 2021, Mr. John Moore announced that he had chosen to retire from the Board of Directors when his current term expires. We thank Mr. Moore for his more-than-decade of service to STAAR.

We ask for your voting support on the matters described in this proxy statement so we can continue to build on our strong foundation, create the lens-based future of refractive vision correction and extend our track record of outstanding performance. On behalf of the customers that we serve and all of my colleagues, I thank you for your investment in STAAR Surgical Company.

Sincerely,

Caren Mason
President and Chief Executive Officer

STAAR SURGICAL COMPANY

25651 Atlantic Ocean Drive

Lake Forest, California 92630

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of STAAR Surgical Company (the “Annual Meeting”) will be held on June 24, 2021, at 8:30 a.m. (Pacific Time), to be held via live audio webcast over the internet at www.virtualshareholdermeeting.com/STAA2021. Shareholders or their legal proxy holders can participate, submit questions, vote, and examine our shareholder list at the Annual Meeting by visiting www.virtualshareholdermeeting.com/STAA2021 and using a valid control number. The purpose of the meeting is to do the following:

1.

elect the following seven director nominees named in the proxy statement for a term of office expiring at the 2022 annual meeting of shareholders or until their successors are duly elected and qualified: Stephen C. Farrell, Thomas G. Frinzi, Dr. Gilbert H. Kliman, Caren Mason, Louis E. Silverman, Dr. Elizabeth Yeu, and Dr. K. Peony Yu;

2.	ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2021;
3.	hold a non-binding advisory vote to approve STAAR’s compensation of its named executive officers; and
4.	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors recommends a vote “FOR” each of the director nominees named in Item 1 and “FOR” Items 2 and 3.

Only shareholders of record at the close of business on April 27, 2021 (“shareholders”) are entitled to vote.

As stated in the enclosed Proxy Statement, we are soliciting proxies on behalf of the Board of Directors of STAAR. All proposals presented above are proposals of the Board of Directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 24, 2021

We want to ensure your shares are represented as we conduct a vote on the matters outlined in the proxy statement. If you are unable to attend the meeting, please cast your vote as soon as possible via:

-	The Internet at www.proxyvote.com (and following instructions on the proxy card);
-	By calling 1-800-690-6903; or
-	By mail if you request a paper copy of the materials, which will include a proxy card (please see the instructions on the Notice of Availability of Proxy Materials).

If you are a beneficial owner who holds shares in “street name” through a broker, bank or other nominee, you should refer to the instructions provided by the organization that holds your shares.

You can find our 2021 Proxy Statement, the proxy card and 2020 Annual Report on Form 10-K at www.proxyvote.com. To view materials via the Internet, please follow the instructions set forth on the Notice of Availability of Proxy Materials mailed on or about April 30, 2021 to all shareholders of record as of the close of business on April 27, 2021.

To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/STAA2021. Online check-in will be available approximately 10 minutes before the meeting starts. If you are a shareholder of record, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.  If you are a beneficial owner who holds shares in “street name” through a broker, bank or other nominee and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares through the http://www.proxyvote.com website, then you may be admitted using the 16-digit control number included on that instruction form or notice. Otherwise, beneficial owners should contact their broker, bank or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a "legal proxy" in order to be able to attend and participate in the Annual Meeting. Once admitted to the Annual Meeting, shareholders will be able to submit questions, vote or examine the shareholder list at the Annual Meeting by following the instructions on the Annual Meeting website.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the chair of the meeting will convene the meeting at 8:30 a.m. Pacific Time on June 24, 2021 and at the Company’s headquarters, 25651 Atlantic Ocean Drive, Lake Forest, CA 92630, solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the investors page of the company’s website at www.staar.com.

By Order of the Board of Directors,

Samuel Gesten
Chief Legal Officer and Secretary
Lake Forest, California
April 30, 2021

STAAR SURGICAL COMPANY

STAAR SURGICAL COMPANY

25651 Atlantic Ocean Drive

Lake Forest, California 92630

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 24, 2021 at 8:30 a.m. (Pacific Time)

The Board of Directors of STAAR Surgical Company is soliciting your proxy for use at the 2021 Annual Meeting of Shareholders to be held on June 24, 2021 at 8:30 a.m. (Pacific Time). The Board of Directors is making proxy materials available on the Internet to shareholders on or about April 30, 2021.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why are you providing this Proxy Statement?
A:

The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a shareholder at the close of business on April 27, 2021—the “Record Date” for the Annual Meeting—and as such you are entitled to vote at the meeting. STAAR has made the proxy statement and related materials available to you on the Internet, in connection with this solicitation.

Q:	What is included in the proxy materials that I should read?
A:	The proxy materials include the following:
•	this Notice of Annual Meeting of Shareholders;
•	this Proxy Statement; and
•	our Annual Report on Form 10-K for fiscal year 2020.
Q:	What is the voting requirement to elect the directors and to approve each of the proposals?
A:

In Proposal No. 1, the election of directors, the seven persons receiving the highest number of affirmative votes at the Annual Meeting will be elected, subject to STAAR’s Director Resignation Policy. Abstentions and broker non-votes have no effect on the vote.

In Proposal No. 2, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2021, requires the vote of the holders of a majority of the voting power of the issued and outstanding shares of common stock present in person or by proxy and entitled to vote on the proposal. Abstentions have the same effect as a vote “AGAINST” this proposal. Brokers may vote on this proposal if not otherwise instructed by their clients.

Proposal No. 3 is a non-binding advisory vote to approve the compensation of our named executive officers and requires the vote of the holders of a majority of the voting power of the issued and outstanding shares of common stock present in person or by proxy and entitled to vote on the proposal. Abstentions have the same effect as a vote “AGAINST” the proposal. Broker non-votes have no effect.

Voting Standards and Board Recommendations

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-Votes
Election of directors	For each nominee	Plurality	Abstentions and broker non-votes have no effect
Auditor ratification	For	Majority of votes represented at the meeting and entitled to vote thereon	Abstentions have the effect of a vote against; brokers may vote in their discretion
Say on pay for named executive officers	For	Majority of votes represented at the meeting and entitled to vote thereon	Abstentions have the effect of a vote against; broker non-votes have no effect

Q:	What are “broker non-votes”?
A:

If a beneficial owner who holds shares in “street name” through a broker, bank or other nominee fails to give voting instructions to such broker, bank or other nominee for any matters submitted to shareholders at the 2021 Annual Meeting, such broker, bank or other nominee will be able to vote the beneficial owner’s shares on routine proposals such as the proposal to ratify the selection of our independent registered public accountant, but may not vote the shares on non-routine proposals. When a broker, bank or other nominee votes a client’s shares on routine proposals, those shares are counted for purposes of establishing a quorum for the meeting and for purposes of determining whether a routine proposal is approved, but they will not be counted toward the approval of non-routine proposals as to which brokers, banks and other nominees are not entitled to vote. These missing votes with respect to such non-routine proposals are called “broker non-votes.”

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:

If your shares of STAAR common stock are registered directly in your name with STAAR’s transfer agent, American Stock Transfer & Trust Company, you are a shareholder of record with respect to those shares.

If you hold shares in a stock brokerage account or through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by the various methods described below.

Q:	How do I vote before the Annual Meeting?
A:	There are three ways to vote before the meeting:
•

By Internet. If you have Internet access, we encourage you to submit a proxy to vote on www.proxyvote.com by following instructions on the proxy card or Notice of Internet Availability of Proxy Materials. If you are a beneficial owner, the availability of online voting may depend on the voting procedures of the organization that holds your shares.

•

By telephone. If you received your proxy material by mail, you may vote by making a toll-free telephone call from the U.S. or Canada to 1-800-690-6903. If you are a beneficial owner, the availability of phone voting may depend on the voting procedures of the organization that holds your shares.

•

By mail. You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Please see the instructions for making such a request on the Notice of Availability of Proxy Materials.

Q:	How can I vote during the Annual Meeting?
A:

You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/STAA2021 and following the instructions on the Annual Meeting website.  If you are a shareholder of record, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card to attend and vote during the Annual Meeting.  If you are a beneficial owner who holds shares in “street name” through a broker, bank or other nominee and your voting instruction form or Notice of Internet

Availability of Proxy Materials indicates that you may vote those shares through the http://www.proxyvote.com website, then you may attend and vote during the Annual Meeting using the 16-digit control number included on that instruction form or notice. Otherwise, beneficial owners should contact their broker, bank or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a "legal proxy" in order to be able to attend and participate in the Annual Meeting.

The Board of Directors recommends that you grant a proxy via the Internet, telephone or by mail prior to the Annual Meeting in case you are later unable to vote yourself during the Annual Meeting to ensure that your shares will be represented and voted. All properly executed and valid proxies will be voted at the annual meeting in accordance with the instructions provided by the shareholder granting the proxy. If you are a shareholder of record and submit a properly executed proxy but do not indicate your voting instructions, your shares will be voted as recommended by the Board of Directors in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares at the new meeting date, unless you properly revoke your proxy prior to such time as described below.

Q:	How many votes do I have?
A:	You are entitled to one vote for each share of common stock that you hold.
Q:	Can I cumulate votes for the election of directors?
A:

No, STAAR’s Certificate of Incorporation does not provide for cumulative voting for the election of directors. This means you have one vote for each share entitled to vote at the Annual Meeting for each of the seven seats subject to election.

Q:	What can I do if I change my mind after I submit a proxy to vote my shares?
A:	If you change your mind after you submit your proxy to vote your shares, you can revoke your proxy before the Annual Meeting by any of the following methods:
•

By submitting a later-dated proxy with revised voting instructions over the Internet, by telephone or by mail before the shares are voted at the meeting (provided that proxies submitted over the Internet or by telephone will only be accepted until 11:59 p.m. on June 23, 2021)—only your last valid proxy will be counted.

•

By delivering a written notice to STAAR’s Secretary at any time before your proxy is voted at the Annual Meeting revoking your proxy. Such notices should be mailed to the following address: Office of the Secretary, STAAR Surgical Company, 25651 Atlantic Ocean Drive, Lake Forest, California, 92630.

•

By attending the Annual Meeting and voting electronically during the Annual Meeting.  For information about voting during the Annual Meeting, please refer to the answer under the question “How can I vote during the Annual Meeting?”  Simply attending the Annual Meeting will not, by itself, revoke your proxy.

•	If you are a beneficial holder, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote electronically during the Annual Meeting, as discussed above.
Q:	Who will count the vote?
A:

An automated system independently maintained by Broadridge Financial Solutions, Inc. will tabulate the vote and submit the results to officers of STAAR who will be designated as the inspectors of election.

Q:	What constitutes a quorum?
A:

As of the Record Date, 46,894,870 shares of common stock of STAAR were issued and outstanding. A majority of the outstanding shares, or 23,447,436 shares, present or represented by proxy, constitutes a quorum for the purpose of electing directors and adopting proposals at the Annual Meeting. Shareholders of record that submit a properly executed and valid proxy will have their shares counted towards the quorum. Abstentions and broker non-votes are also included in establishing a quorum.

Q:	Who can attend the Annual Meeting?
A:

Any shareholder as of the Record Date may attend the Annual Meeting. On the day of the Annual Meeting, shareholders or their legal proxy holders must visit www.virtualshareholdermeeting.com/STAA2021 to attend and participate in the Annual Meeting, including to vote and submit questions on proposals during the meeting. Shareholders will need the control number found on their proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials they previously received, or otherwise provided to them by the broker, bank or other nominee who holds their shares, to submit questions, vote or examine the shareholder list at the Annual Meeting.

Shareholders may submit questions during the Annual Meeting. Questions may be submitted during the Annual Meeting at www.virtualshareholdermeeting.com/STAA2021. We will try to answer as many questions as possible during the time scheduled. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group the questions together and provide a single response to avoid repetition. Additional information regarding the question-and-answer process will be available in the Rules and Procedures for the Conduct of STAAR Surgical Company’s 2021 Annual Meeting, which will be posted at the virtual Annual Meeting website during the Annual Meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page for the Annual Meeting.

Q:	What authority does my broker have to vote my shares?
A:

If you are a beneficial owner holding your shares through a broker, bank or other nominee, and you do not submit voting instructions to your broker, bank or nominee, the broker, bank or other nominee has the ability to vote your shares at the Annual Meeting on matters that are defined as “routine” under applicable rules. The ratification of the selection of BDO USA, LLP to serve as our independent registered public accountants is generally considered a routine matter. None of the other proposals at the Annual Meeting are considered routine and your broker, bank or other nominee has no authority to vote on such proposals without your instruction.

Q:	What happens if a nominee for director is unable to serve?
A:

If a nominee becomes unavailable for election—a circumstance we do not expect—the Proxy holders may vote for a substitute nominee designated by the Board of Directors, unless the Board of Directors decides to decrease the size of the Board.

Q:	When are shareholder proposals submitted for inclusion in the proxy statement due for the 2022 Annual Meeting?
A:

If a shareholder seeks to include a proposal in the proxy statement for STAAR’s 2022 Annual Meeting, our corporate Secretary must receive the proposal at our offices at 25651 Atlantic Ocean Drive, Lake Forest, California, 92630 no later than December 31, 2021 in a form that complies with the regulations of the Securities and Exchange Commission (the “SEC”). If we advance or delay the date of the 2022 Annual Meeting more than 30 days from the anniversary date of the 2021 Annual Meeting, shareholder proposals intended to be included in the proxy statement for the 2022 Annual Meeting must be received by us within a reasonable time before STAAR begins to print and mail the proxy statement for the 2022 Annual Meeting. If we determine that the date of the 2022 Annual Meeting will be advanced or delayed by more than 30 days from the anniversary date of the 2021 Annual Meeting, we will disclose the change in the earliest practicable Annual Report on Form 10-K, Quarterly Report on Form 10-Q or in a Current Report on Form 8-K.

Q:	Can shareholders propose individuals to be considered as nominees and other business to be considered for the 2022 Annual Meeting, but not included in the proxy statement?
A:

Our Bylaws provide that, subject to certain defined exceptions, shareholders may nominate candidates for the Board of Directors or present other business at our annual meeting if they have given timely notice to the Secretary of STAAR, at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. To be timely, a shareholder’s notice nominating a candidate for the 2022 Annual Meeting must be delivered to the Secretary of STAAR at the Company’s principal executive offices no earlier than February 24, 2022 and no later than March 26, 2022. Shareholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of nominations and shareholder proposals.

Q:	Who bears the costs of soliciting proxies?
A:

STAAR will bear the costs of this solicitation, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in this solicitation of Proxies. We expect officers and regular employees of STAAR to communicate with shareholders, banks, brokerage houses, custodians, nominees and others by telephone, facsimile, email or in person to request that Proxies be furnished. No additional compensation will be paid for these services. We will reimburse banks, brokerage firms and other persons representing beneficial owners of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners.

Q:	Will other business be presented at the Annual Meeting?
A:

As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration at the Annual Meeting other than those matters described in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the Proxy holders intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board of Directors, and the authority to do so is included in the Proxy.

Q:	Can I obtain copies of the Board committee charters and other governance documents on STAAR’s website?
A:	STAAR’s home page is http://staar.com. In the Investor Information—Corporate Governance area of the website you can find the following information:
•	Audit Committee Charter;
•	Compensation Committee Charter;
•	Nominating and Governance Committee Charter;
•	Code of Business Conduct and Ethics; and
•	Guidelines on Significant Corporate Governance Issues.
Q:	What is “householding”?
A:

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding STAAR common stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of our Annual Report on Form 10-K and proxy statement that are delivered until such time as one or more of these shareholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Annual Report on Form 10-K and/or proxy statement mailed to you, please submit a request, either in writing or by phone, by contacting us in writing at Office of the Secretary, STAAR Surgical Company, 25651 Atlantic Ocean Drive, Lake Forest, California 92630, or calling us at (626) 303-7902, and we will promptly send you what you have requested. You can also contact our Secretary at the address or telephone number noted previously if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows, as of April 27, 2021, information concerning the shares of common stock beneficially owned by each person known by STAAR to be the beneficial owner of more than 5% of our common stock (other than directors and executive officers). This information is based on publicly available information filed with the SEC as of the Record Date.

Name and Address	Shares Beneficially Owned	Percent of Class(1)
Broadwood Partners, L.P.(2) C/O Broadwood Capital Inc. 142 West 57th Street, 11th Floor New York, NY 10019	9,469,991	20.2%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	5,408,873	11.5%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	4,195,242	8.9%
Palo Alto Investors(5) 470 University Avenue Palo Alto, CA 94301	2,849,348	6.1%
Baillie Gifford & Co(6) Calton Square 1 Greenside Row Edinburgh, Scotland, UK EH1 3AN	2,346,877	5.0%

(1)

Based on 46,894,870 shares of common stock outstanding on April 27, 2021. Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding on the Record Date.

(2)

In its Schedule 13D/A filed April 5, 2021, with respect to its ownership of STAAR securities as of April 1, 2021 Broadwood Partners, L.P. and Broadwood Capital, Inc. state they may be deemed to beneficially own 9,444,091 shares and have sole voting power as to no shares, shared voting power as to 9,444,091 shares, sole dispositive power as to no shares, and shared dispositive power as to 9,444,091 shares.  Neal C. Bradsher states he may be deemed to beneficially own 9,469,991 shares and has sole voting power as to 25,900 shares, shared voting power as to 9,444,091 shares, sole dispositive power as to 25,900 shares, and shared dispositive power as to 9,444,091 shares.

(3)

In its Schedule 13G/A filed February 10, 2021, with respect to its ownership of STAAR securities as of January 31, 2021, BlackRock, Inc. states that it has sole voting power as to 5,360,265 shares, shared voting power as to no shares, sole dispositive power as to 5,408,873 shares, and shared dispositive power as to no shares.

(4)

In its Schedule 13G/A filed February 10, 2021, with respect to its ownership of STAAR securities as of December 31, 2020, The Vanguard Group states it has sole voting power as to no shares, shared voting power as to 101,909 shares, sole dispositive power as to 4,061,153 shares, and shared dispositive power as to 134,089 shares.

(5)

In its Schedule 13G/A filed February 16, 2021, with respect to its ownership of STAAR securities as of December 31, 2020, Patrick Lee, MD, Anthony Joonkyoo Yun, MD, Palo Alto Investors LP, and PAI LLC state they have sole voting power as to no shares, shared voting power as to 2,849,348 shares, sole dispositive power as to no shares, and shared dispositive power as to 2,849,348 shares.

(6)

In its Schedule 13G filed January 20, 2021, with respect to its ownership of STAAR securities as of December 31, 2020, Baillie Gifford & Co states that it has sole voting power as to 1,947,286 shares, shared voting power as to no shares, sole dispositive power as to 2,346,877 shares, and shared dispositive power as to no shares.

The following table shows, as of April 27, 2021, information with respect to the shares of Common Stock beneficially owned by (1) each director and director nominee, (2) each person who is named in the Summary Compensation Table below, and (3) all current executive officers and directors as a group. This information is based on publicly available information filed with the SEC as of April 27, 2021.

	Shares Beneficially Owned
Name(1)	Shares of Common Stock Owned(2) (#)	Shares Subject to Options Exercisable on or Before June 25, 2021(3) (#)	RSUs Vesting on or Before June 25, 2021(3) (#)	Total (#)	Percent of Class(4)
Stephen C. Farrell**	5,808	69,911	—	75,719	*
Thomas G. Frinzi**	2,117	971	—	3,088	*
Gilbert H. Kliman**	2,581	—	—	2,581	*
John C. Moore**	2,117	—	—	2,117	*
Louis E. Silverman**	3,617	62,550	—	66,167	*
Elizabeth Yeu**	—	1,367	—	1,367	*
K. Peony Yu**	318	684	—	1,002	*
Caren Mason**	44,013	847,434	—	891,447	1.9%
Patrick F. Williams	—	—	—	—	*
Scott Barnes	11,032	40,263	—	51,295	*
Hans Blickensdoerfer	108,381	161,097	—	269,478	*
Keith Holliday	23,874	11,904	—	35,778	*
All current directors and executive officers as a group (16 individuals)	303,863	1,383,705	—	1,687,568	3.6%

*	Less than 1%.
**	Director or Nominee.
(1)	The business address of each person named is c/o STAAR Surgical Company, 25651 Atlantic Ocean Drive, Lake Forest, California, 92630.
(2)

Pursuant to Rule 13d-3(a), includes all shares of Common Stock over which the listed person has, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, voting power, which includes the power to vote, or to direct the voting of, the shares, or investment power, which includes the power to dispose, or to direct the disposition of, the shares. STAAR believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by him or her, subject to community property laws, where applicable, except where otherwise noted. Restricted shares are listed even when unvested and subject to forfeiture because the holder has the power to vote the shares.

(3)

In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, each listed person is deemed the beneficial owner of shares that the person has a right to acquire by exercise of a vested option or other right on or before June 25, 2021 (60 days after April 27, 2021).

(4)

Based on 46,894,870 shares of Common Stock outstanding on the stock records as of April 27, 2021. The percentages are calculated in accordance with Rule 13d-3(d)(1), which provides that shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable on or before June 25, 2021 (60 days after April 27, 2021) are deemed outstanding for the purpose of calculating the number and percentage that each person owns, but not deemed outstanding for the purpose of calculating the percentage which any other listed person owns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Proposal No. 1 is for the election of Stephen C. Farrell, Thomas G. Frinzi, Dr. Gilbert H. Kliman, Caren Mason, Louis E. Silverman, Dr. Elizabeth Yeu, and Dr. K. Peony Yu as directors, each to serve until STAAR’s 2022 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, removal or retirement. The authorized number of directors is currently set at seven members.

The Board of Directors has nominated Stephen C. Farrell, Thomas G. Frinzi, Caren Mason, Dr. Gilbert H. Kliman, and Louis E. Silverman – each of whom was previously elected by shareholders at the 2020 Annual Meeting – for re-election to the Board, and Dr. Elizabeth Yeu, and Dr. K. Peony Yu for election to the Board. STAAR’s Board of Directors independently identified Dr. Elizabeth Yeu and Dr. K. Peony Yu as director candidates. Each of these nominees has indicated his or her willingness to serve and, unless otherwise instructed, the Proxy holders will vote the Proxies received by them for those seven nominees. If a nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any continuation, postponement or adjournment of the meeting, the Proxy holders will vote the Proxies for another nominee, if the current Board of Directors designates a nominee to fill the vacancy.

The qualifications of the individual directors upon which the Board of Directors based its nominations are described along with the biography of each nominee below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD

OF DIRECTORS’ NOMINEES.

INFORMATION REGARDING DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Each of our directors’ specific skills and experiences are included in the table below and described more fully in their individual biographies. Even though a particular skill may not be indicated below, our directors often have some level of experience in many of the areas listed.

Director Nominees

Stephen C. Farrell

Director since January 2016

Age 56

Background. Mr. Farrell has served since 2011 as the Chief Executive Officer and a member of the Board of Directors of Convey Health Solutions, a private equity sponsored technology-enabled healthcare business process outsourcer. Also, from 2012 to 2020 he has served as a member of the Board of Directors of Lineage Cell Therapeutics, formerly known as BioTime, Inc., a clinical stage biotechnology company focused in the field of regenerative medicine. From 2008 to 2009, Mr. Farrell served as the Executive Vice President and Chief Financial Officer for Stream Global Services, a business process outsourcer. From 1999 to 2007, Mr. Farrell served as President of PolyMedica Corporation, a publicly traded provider of diabetes supplies that was acquired by Medco Health Solutions in 2007. From 2007 to 2014, he served as a member of the Board of Directors of Questcor Pharmaceuticals, a

biopharmaceutical company that was acquired by Mallinckrodt PLC in 2014. Mr. Farrell spent five years as a Senior Manager at PricewaterhouseCoopers auditing leading public companies from 1994 to 1999. He received his B.A. from Harvard University and earned a M.B.A. at the University of Virginia, Darden School of Business.

Qualifications. The Board of Directors concluded that Mr. Farrell should serve on the Board of Directors because he brings significant operating, financial and board experience to STAAR. He has a strong knowledge of healthcare, having led PolyMedica and Convey Health Solutions, and having served as Chairperson of the Audit and Corporate Citizenship Committees for Questcor Pharmaceuticals and Lineage Cell Therapeutics, and also would qualify as a financial expert. His expertise in healthcare distribution, accounting and financial stewardship will add a valuable skill set and strategic perspective to our Board.

Thomas G. Frinzi
Director since June 2020

Age 65

Background. From February 2017 through December 2019, Mr. Frinzi served as Worldwide President, Surgical, Johnson & Johnson Vision business, which includes a broad ophthalmology portfolio across the areas of refractive and cataract surgery. Mr. Frinzi served as Senior Vice President of Abbott Laboratories and President, Abbott Medical Optics (AMO) from January 2016 until February 2017 when Johnson & Johnson acquired AMO. Prior to joining Abbott, Mr. Frinzi held a number of leadership positions in ophthalmology and medical device companies. He served as President and CEO of WaveTec Vision, a developer of surgical systems for eye surgery from September 2010 through September 2014 when it was acquired by Alcon. Thereafter, he served as Alcon’s Head of WaveTec Vision until July 2015. He also held senior positions in commercial operations, business development, and sales and marketing at Bausch & Lomb Surgical, Refractec, Chiron Vision, and Johnson & Johnson. In July 2020, Mr. Frinzi joined the Board of Directors of iOR Partners, a limited liability corporation that offers turnkey solutions for healthcare professionals in the ophthalmic industry seeking to build an office-based surgery suite. In August 2020, he joined as Executive Chair of the Board of Directors of Cornea Gen, a private company developing therapeutics for the prevention and treatment of corneal disease. He earned a bachelor’s degree in political science from the University of Tampa.

Qualifications. Mr. Frinzi’s extensive experience in the ophthalmic and medical device industries encompasses both large, well established companies and innovative start-ups. The Board of Directors concluded that Mr. Frinzi should serve on the Board of Directors because of his familiarity with relevant international sales and marketing aspects of the ophthalmic industry, experience with regulatory and governance aspects of the ophthalmic industry, executive leadership experience, and familiarity with the challenges faced by growth-oriented companies in the ophthalmic industry.

Dr. Gilbert H. Kliman
Director since June 2020

Age 62

Background. Dr. Kliman is the Managing Partner of InterWest Partners, a venture capital firm, where he joined in 1996. Dr. Kliman has served on the board of directors of Glaukos Corporation since 2007, with a brief hiatus from August 2019 through March 2020 relating to the Glaukos acquisition of Avedro, Inc. (an ophthalmic pharmaceutical and medical technology company where Dr. Kliman also served on the board of directors).  He served on the board of directors of Epocrates, Inc. (acquired by Athenahealth, Inc.) from 1999 to 2011, and IntraLase Corp. (acquired by Advanced Medical Optics, Inc.) from 2000 to 2007. From 1995 to 1996, Dr. Kliman was an investment manager at Norwest Venture Partners, a venture capital firm. From 1989 to 1992, Dr. Kliman served as an associate at TA Associates, a private equity investment firm. Dr. Kliman is a board-certified ophthalmologist and completed a retina research fellowship at Massachusetts Eye and Ear Infirmary and residency training at Wills Eye Hospital. He holds a B.A. from Harvard University, an M.D. from the University of Pennsylvania and an M.B.A. from the Stanford Graduate School of Business. Dr. Kliman currently serves as a director for private life science and healthcare companies, and serves as a director on the executive board of ORBIS International, a global nonprofit focused on preventing avoidable blindness. In addition to previously serving as a director of Avedro from 2015 until his resignation in August 2019 prior to its acquisition by Glaukos, Mr. Kliman also previously served on the board of directors of Restoration Robotics (Nasdaq: HAIR) from July 2007 until its acquisition by Venus Concept Inc. in November 2019.

Qualifications. The Board of Directors concluded that Dr. Kliman should serve on the Board of Directors because his experience as a practicing ophthalmologist, experience on the board of several U.S. public and private healthcare companies including those involved with refractive and general ophthalmology, as well as his significant experience in financial markets, qualify him to serve on our Board of Directors.

Caren Mason

Director since June 2014

President and Chief Executive Officer since March 2015

Age 67

Background. Ms. Mason was elected to STAAR’s Board of Directors at its 2014 Annual Meeting, and she has served as STAAR’s Chief Executive Officer since March 1, 2015. From 2010 to 2012, Ms. Mason served as Chief Executive Officer of Verinata Health, Inc. (f/k/a Artemis Health, Inc.), a provider of non-invasive prenatal genetic sequencing tests. In February 2013, Verinata was acquired by Illumina. Ms. Mason served as the President, Chief Executive Officer and a Director of Quidel Corporation from 2004 to 2009, a publicly traded company engaged in the development, manufacturing and marketing of rapid diagnostic solutions at the professional point of care in infectious diseases and reproductive health. Prior to joining Quidel, Ms. Mason provided consultative services from 2003 to 2004 for Eastman Kodak Health Imaging as a result of the sale of MiraMedica, Inc., to Eastman Kodak. She served as President and Chief Executive Officer for MiraMedica, Inc., an early phase start-up developing computer aided detection software for oncology, from 2002 through 2003. Prior to her tenure with MiraMedica, Inc., Ms. Mason served as Chief Executive Officer of eMed Technologies of Lexington, Massachusetts, a teleradiology and picture archiving and communications systems business. Ms. Mason served as General Manager of the Women’s Healthcare business and as a General Manager in various capacities for the Services business of General Electric Healthcare from 1996 to 2000. Ms. Mason’s additional healthcare experience includes her tenure with Bayer AG/AGFA from 1989 to 1996 where she last held the positions of Senior Vice President for Bayer Corporate Health Care and Senior Vice President for the AGFA Technical Imaging Business Group. Ms. Mason began her career in healthcare with American Hospital Supply/Baxter Healthcare in sales, marketing and managerial roles from 1977 through 1988. Ms. Mason received her B.A. from Indiana University. Ms. Mason’s prior corporate governance experience includes both private and public boards with Verinata Health, eMed Technologies, MiraMedica, Quidel Corporation, and HealthTell. She currently serves as a director on the Board of The Medical Device Manufacturers Association, MDMA, a medical device trade association headquartered in Washington, D.C., and on the Advisory Board for InDevR, Inc., a biotechnology company in Boulder, Colorado developing diagnostic and vaccine technologies.

Qualifications. The Board of Directors concluded that in addition to her broad healthcare background and medical device company expertise, Ms. Mason, STAAR’s Chief Executive Officer, should serve on its Board of Directors to provide a critical link between management and our Board. Before Ms. Mason became Chief Executive Officer, in 2014 the Board nominated her to serve as an independent director. Ms. Mason has nearly 35 years of senior executive experience at innovative healthcare, life sciences, diagnostic technology, and medical device companies.

Louis E. Silverman

Director since September 2014

Age 62

Background. Since February 2014, Mr. Silverman has served as the Chairperson and Chief Executive Officer of privately held Hicuity Health, Inc. (formerly known as Advanced ICU Care, Inc.), a health care services company providing remote patient monitoring services to hospitals. From June 2012 through February 2014, Mr. Silverman served as a consultant and Board advisor for private equity investors and others regarding health care technology and health care technology service companies, and health care services portfolio investments. From September 2009 through June 2012, Mr. Silverman was Chief Executive Officer of Marina Medical Billing Services, Inc., a revenue cycle management company serving ER physicians nationally. Previously, from September 2008 through August 2009, Mr. Silverman served as President and Chief Executive Officer of Qualcomm-backed health care start-up LifeComm. From August 2000 through August 2008, Mr. Silverman served as the President and Chief Executive officer of Quality Systems, Inc., a publicly traded developer of medical and dental practice management and patient records software. From 1993 through 2000, he served as Chief Operating Officer of CorVel Corporation, a publicly traded national managed care services/technology company. Mr. Silverman earned a B.A. from Amherst College and an M.B.A. from Harvard Business School.

Qualifications. The Board of Directors concluded that Mr. Silverman should serve on the Board of Directors because he brings to the Board of Directors senior executive experience in leadership and corporate strategy from various healthcare technology and services companies.

Dr. Elizabeth Yeu
Director since January 2021

Age 42

Background.  Dr. Elizabeth Yeu, M.D., has been a Partner at Virginia Eye Consultants since 2014. She also currently serves as Secretary and a member of the Executive Committee of the American Society of Cataract and Refractive Surgery (ASCRS). Dr. Yeu is a nationally recognized ophthalmologist and educator. She has authored hundreds of articles and is a frequent lecturer in the areas of refractive cataract surgery, anterior segment reconstruction, ocular surface disease management and surgical management of astigmatism. Dr. Yeu was voted to The Ophthalmologist's Power List 2020, Top 100; Power List 2019, Emerging Leader; Power List 2017, Rising Stars; and 2015 Top 40 Under 40. She was identified as a Clinical Rising Star 2018 by the Ophthalmic Innovations Summit (OIS), was recognized as a Castle Connelly Top Doc 2016-2019 and received the Castle Connelly Exceptional Women in Medicine Award in 2017. Dr. Yeu earned her medical degree through an accelerated and combined undergraduate/medical school program at the University of Florida College of Medicine. Dr. Yeu completed her residency at Rush University Medical Center and fellowship in cornea, anterior segment and refractive surgery at Baylor College of Medicine.

Qualifications. The Board of Directors concluded that Dr. Yeu should serve on the Board of Directors because her experience as a practicing nationally recognized ophthalmologist and educator, and deep understanding of the clinical of refractive surgeons and patients seeking visual freedom, qualify her to serve on our Board of Directors.

Dr. K. Peony Yu

Director since January 2021

Age 58

Background. K. Peony Yu, MD has served as Chief Medical Officer at Apollomics, Inc., a biopharmaceutical company, since March 2021. She brings more than 25 years of biomedical leadership, patient care, and medical device development experience with expertise in clinical and regulatory process, and with multiple prior successful product approvals for patients in multiple global regions, including US, Europe, China, Japan, and others. Dr. Yu served as Chief Medical Officer, FibroGen Inc., a publicly traded biopharmaceutical company until December 2020. She initially joined FibroGen in 2008 as Vice President, Clinical Development. Prior to joining FibroGen, Dr. Yu served as Vice President of Clinical Research at Anesiva Inc, following roles of increasing responsibilities in Clinical Development at ALZA Corporation, Johnson & Johnson; Pain Therapeutics Inc. (now Cassava Sciences Inc); and Elan Corporation plc (now Perrigo Company plc). Earlier in her career, Dr. Yu was Head of the Department of Physical Medicine & Rehabilitation at the Palo Alto Medical Foundation. Dr. Yu received a B.S. in Chemical Engineering from University of California, Davis, and an M.D. from the UC Davis School of Medicine. She completed her residency training at Stanford University School of Medicine.

Qualifications. The Board of Directors concluded that Dr. Yu should serve on the Board of Directors because her experience with medical device development, the clinical and regulatory process and launching products globally, qualify her to serve on our Board of Directors.

Committee Composition:

Below is a summary of our committee structure and membership information as of the date of this Proxy Statement.

CORPORATE GOVERNANCE – COMMITTEE COMPOSITION

Below is a summary of our committee structure and membership information.

All of the directors listed in the chart are independent directors under the rules of the Securities and Exchange Commission and the Nasdaq Stock Market, with the exception of Caren Mason, who serves as STAAR’s President and Chief Executive Officer. Former directors John Moore and William Wall qualified as independent during the periods they served on the Board of Directors.

Executive Officers

Dr. Scott Barnes

Chief Medical Officer

Age 59

Dr. Barnes joined STAAR in October 2017 as Chief Medical Officer. Dr. Barnes joined STAAR after a distinguished 30-year career with the military, retiring at the rank of Colonel in September 2017. From 2004 to 2017, Dr. Barnes served as Chief of Ophthalmology Services, Womack Army Medical Center, Fort Bragg, North Carolina. Soon after he joined Womack, he was asked to serve as the theater ophthalmology consultant and surgeon in Iraq and Afghanistan during 2005. In 2008, Colonel Barnes was awarded the Army Surgeon General's A designator, similar to the level of professor at a civilian institution. Dr. Barnes began his medical career in 1986 as a research assistant in the Department of Genetics, Harvard Medical School/Children's Hospital in Boston and in 1991 became a general surgery intern at William Beaumont Army Medical Center. He went on to become a Special Forces (“Green Beret”) Battalion and Group Surgeon as well as the Deputy Surgeon for the US Army Special Operations Command. He completed an ophthalmology residency at the Wilford Hall/Brooke Army Medical Center in San Antonio, Texas in 1998. Colonel Barnes held numerous ophthalmology positions at a number of military bases and was asked to serve as the Deputy Commander for Clinical Services for all combat trauma, medical, veterinary, and dental care in Afghanistan during a 13-month deployment in 2011 to 2012. Dr. Barnes has given more than 200 presentations and lectures as well as led over 30 ophthalmology or refractive surgery research projects. He has been awarded Speaker of the Day at the Royal Hawaiian Eye Meeting ten times as well as numerous other awards and honors at industry meetings. In addition to earning his Bachelor of Arts degree from Wheaton College, and his doctorate degree from Northwestern University Medical School in Chicago, Dr. Barnes' post-doctoral training includes a Cornea Fellowship at the Massachusetts Eye and Ear Infirmary/Harvard Medical School in Boston.

Hans-Martin Blickensdoerfer

Senior Vice President, Commercial Operations, Direct Markets Europe and China

Age 56

Mr. Blickensdoerfer, who joined STAAR in January 2005, has over 20 years’ experience in the ophthalmic device industry. Initially, he served as STAAR’s Vice President, International Marketing from 2005 to 2010, then from 2011 through 2015 he served as President, Europe, Middle East, Africa and Latin America. In 2016, he became Senior Vice President, Commercial Operations for Europe, Middle East, Africa, Latin America and China. In 2017, he became Senior Vice President, Commercial Operations for Direct Markets, Europe, and China. Prior to joining STAAR, Mr. Blickensdoerfer served from January 2003 through December 2004 as Vice President of Sales and Marketing for Milvella Ltd., an Australia-based medical device maker, where his duties included both regional and worldwide business planning, product launches and management of European clinical studies. He worked from 2000 through 2002 for Novartis-CIBA Vision, an ophthalmic surgical company, as the Commercial Director for Europe, the Middle East and Africa. Between 1997 and early 2000 he worked for the Ophthalmic Surgical Division of Bausch & Lomb, Inc. as its Area Sales Manager for Central and Eastern Europe. Prior to that time, he worked in sales and product management positions in the Ophthalmic Surgical Division of Chiron Vision and at Chiron Adatomed GmbH. Mr. Blickensdoerfer received his diploma in Marketing and International Management from the University of Mannheim in Germany. He is based in our Nidau, Switzerland facility.

James Francese

Senior Vice President, Commercial Operations, North America and APAC

Age 56

Mr. Francese joined STAAR in 2012 as Vice President, Global Marketing. In 2016 he assumed the role of Senior Vice President, Commercial Operations, North America and APAC. Mr. Francese has 30 years of experience in ophthalmology, including 14 years marketing surgical products with Abbott Medical Optics (AMO), formerly Advanced Medical Optics and Allergan. During his time at AMO from 1990 to 2012, Mr. Francese held several positions of executive level responsibilities, including Head of Marketing, Americas for all surgical, refractive and corneal products, Head of Global Corneal Marketing responsible for all consumer products, and V.P. of Asia Pacific Region where he had full P&L responsibility for cataract and refractive during his tenure. He received his Bachelor of Science degree from Cornell University, Master of Science degree from the University of Washington and Master of Business Administration degree from the University of Southern California

Samuel Gesten

Chief Legal Officer and Corporate Secretary

Age 59

Mr. Gesten joined STAAR in April 2012 as Vice President, General Counsel and Secretary. In May 2014, he assumed the role of Vice President of Business Development and Chief Legal Officer. In addition to these roles, Mr. Gesten serves as Chief Compliance Officer. From 2009 through 2011, he served as Executive Vice President, General Counsel and as a member of the Executive Committee of Allergan, Inc. Prior to that, he spent 11 years at Thermo Fisher Scientific Inc. in a variety of positions, including General Counsel and Assistant Secretary of the Laboratory Products Group and Vice President, Deputy General Counsel. Prior to his work at Thermo Fisher, Mr. Gesten spent 11 years practicing law. He holds a B.A. in Economics from Brandeis University and a J.D. from Boston University.

Graydon Hansen

Chief Manufacturing Officer and Senior Vice President, Global Operations

Age 63

Mr. Hansen joined STAAR in January 2016 as Vice President of Operations.  In October 2017, he assumed the role of Senior Vice President Global Operations, and then in August 2019 assumed the role of Chief Manufacturing Officer and Senior Vice President, Global Operations.  From 2009 through 2014, he served as Site Director and General Manager of Abbott Medical Optics medical device manufacturing site in Hangzhou, China, and from 2014 through 2016 as Program Director, Global Operations Strategy at Abbott Medical Optics division headquarters in

Orange County, California.  He holds a Bachelor of Science degree in Electrical Engineering and Computer Sciences from the University of California, Berkeley, as well as a Master of Business Administration degree from Auburn University.

Dr. Jon K. Hayashida

Vice President, Global Clinical and Medical Affairs

Age 63

Dr. Hayashida joined STAAR in July 2015 as Vice President of Global Clinical and Medical Affairs. Over the past 30 years, Dr. Hayashida's professional career includes experience in corporate eye care, ophthalmic start-up companies and direct patient care. From 2010 to 2013 he held the position of Vice President of Clinical and Medical Affairs for Bausch and Lomb, Surgical, where he gained FDA approvals for both the Glistening-free enVista Hydrophobic Acrylic IOL and PMA approval for the Trulign Toric Accommodating IOL. He also held Clinical Affairs leadership and research positions with Cooper Vision and Allergan. His ophthalmic start-up company experience includes Vice President Clinical Affairs for Wavetec Vision, Transcend Medical and Refractec where he directed, planned and executed successful FDA PMA approvals. Dr. Hayashida has served as a clinical care specialist at the UCLA Laser Refractive Center, Jules Stein Institute, UCLA School of Medicine. Prior to STAAR, from 2013 to 2015, he served as Vice President of Programs and Services for the Braille Institute of America. He earned his Bachelor of Science and Doctorate of Optometry from Southern California College of Optometry. Dr. Hayashida is a Fellow of the American Academy of Optometry and a Diplomate in its Cornea and Contact Lens and Refractive Technologies Section.

Dr. Keith Holliday

Chief Technology Officer

Age 58

Dr. Keith Holliday joined STAAR in August 2015 as Vice President of Research and Development. In March 2017, he assumed the role of the Chief Technology Officer. From 2007 to his arrival at STAAR, he served as Vice President, Research and Development at ReVision Optics where he oversaw the development of their corneal inlay technology that includes a hydrogel inlay for presbyopia correction, delivery devices and clinical methodologies as well as managing first-in-man clinical studies. Previously, he was Director of Laser Technology at Advanced Medical Optics (AMO) and Staff Laser Scientist at VISX. Prior to joining VISX, Dr. Holliday worked primarily in academia. He obtained his first degree in Physics and Electronics from the University of Saint Andrews in Scotland and a Ph.D. from the Laser Physics Centre at the Australian National University. He spent three years at the Swiss Federal Institute of Technology, where he was primarily involved with the utilization of optically active polymers and crystals, to develop materials and techniques for very high density, holographic optical storage and computational systems. Dr. Holliday holds patents in excimer laser beam detection, control and profiling, and methods to correct presbyopia that synergistically take into account the epithelium’s response to corneal inlays, and he has also authored 37 peer reviewed publications in the scientific literature plus two book chapters and one single-authored book. He is considered an expert on presbyopia and served as a committee member for the International Society of Presbyopia.

Patrick Williams

Chief Financial Officer

Age 48

Mr. Williams joined STAAR in July 2020 as Chief Financial Officer. He brings over 20 years of financial and operational management experience with public companies. Mr. Williams was most recently at Sientra, Inc., a medical aesthetics company where he initially served as the Chief Financial Officer before transitioning to the General Manager of the miraDry® business unit. Prior to Sientra, Mr. Williams was Chief Financial Officer of ZELTIQ Aesthetics, Inc., a publicly-traded medical device company that was acquired in 2017. Mr. Williams has also served as Vice President at NuVasive, Inc., a San Diego-based medical device company, in strategy, finance and investor relations roles. Mr. Williams received a MBA in Finance and Management from San Diego State University and a Bachelor of Arts in Economics from the University of California, San Diego.

COMPENSATION OF DIRECTORS

Non-employee directors were compensated for 2020 service as follows (consistent with the compensation program approved by shareholders at the 2019 Annual Meeting):

Annual Retainers	($)
Annual Equity Grant	125,000
Board Member Cash Retainer	50,000
Board of Directors Chair Additional Retainer	40,000
Audit Committee Chair Additional Retainer	15,000
Compensation Committee Chair Additional Retainer	15,000
Nominating and Governance Chair Additional Retainer	15,000
Members of the Audit Committee, Compensation Committee, or Nominating and Governance Committee Additional Retainer	10,000

Each non-employee director annually chooses the form of equity he or she receives based on a Black Scholes value of stock options or the fair value of restricted stock on the date of grant. The $125,000 annual option and restricted stock awards were made on July 30, 2020, and are scheduled to vest in full on the earlier of the first anniversary of the grant date or the date of our next annual meeting of shareholders to elect directors. Awards granted to Dr. Yeu and Dr. Yu were pro-rated based upon the date of their appointment to the Board. Equity grants are awarded pursuant to the Company’s Amended and Restated Omnibus Equity Incentive Plan (referred to herein as the Plan). Under the Plan, the total grant date fair value of equity-based awards granted to a non-employee director during any calendar year may not exceed $500,000.

The Board of Directors can change the compensation of directors at any time.

2020 Director Compensation

The table below summarizes the fiscal 2020 compensation of each non-employee director, including fees earned or paid in cash, restricted stock awards and stock options.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Stock Awards ($)(1)		Total
Stephen C. Farrell	75,000	—	(2)	125,030	(2)	200,030
Thomas G. Frinzi	38,104	18,433	(3)	125,030	(3)	181,567
Gilbert H. Kliman	40,247	—	(4)	143,465	(4)	183,712
John C. Moore	70,000	—	(5)	125,030	(5)	195,030
Louis E. Silverman	120,975	—	(6)	125,030	(6)	246,005
William P. Wall	28,256	—	(7)	—	(7)	28,256

(1)

Dollar amounts in the Stock Awards and Option Awards columns reflect the grant date fair value of equity awards granted during fiscal year 2019, calculated in accordance with Financial Accounting Standards Board Codification Topic 718 (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 12 to STAAR’s audited consolidated financial statements for the fiscal year ended January 1, 2021, included in STAAR’s Annual Report on Form 10-K.

(2)

Includes compensation related to the following: an award of 2,117 shares of restricted stock, granted on July 30, 2020, which had a grant date fair value of $125,030. As of the end of fiscal year 2020, the aggregate number of stock and option awards outstanding for Mr. Farrell were 2,117 and 69,911, respectively.

(3)

Includes compensation related to the following: an option to purchase up to 971 shares of common stock, granted on June 1, 2020, which had a grant date fair value of $18,433 and an award of 2,117 shares of restricted stock, granted on July 30, 2020, which had a grant date fair value of $125,030. As of the end of fiscal year 2020, the aggregate number of stock and option awards outstanding for Mr. Frinzi were 2,117 and 971, respectively.

(4)

Includes compensation related to the following: an award of 464 shares of restricted stock, granted on June 1, 2020, which had a grant date fair value of $18,435 and an award of 2,117 shares of restricted stock granted on July 30, 2020, which had a grant date fair value of $125,030. As of the end of fiscal year 2020, the aggregate number of stock awards outstanding for Mr. Kliman were 2,117.  No option awards were outstanding.

(5)

Includes compensation related to the following: an award of 2,117 shares of restricted stock, granted on July 30, 2020, which had a grant date fair value of $125,030. As of the end of fiscal year 2020, the aggregate number of stock awards outstanding for Mr. Moore were 2,117.  No option awards were outstanding.

(6)

Includes compensation related to the following: an award of 2,117 shares of restricted stock, granted on July 30, 2020, which had a grant date fair value of $125,030. As of the end of fiscal year 2020, the aggregate number of stock and option awards outstanding for Mr. Silverman was 2,117 and 62,550, respectively.

(7)	Mr. Wall resigned on May 3, 2020.

CORPORATE GOVERNANCE

Since our 2020 Annual Meeting of Shareholders, we have had ongoing dialogue with a number of our investors, representing over 50% of shares outstanding, on a variety of topics including governance and operations.

Director Resignation Policy for Uncontested Election of Directors

In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Board of Directors following certification of the election results. Within 60 days following the certification of the election results, the Board of Directors, excluding the nominee or director in question, will decide, through a process managed by the Nominating and Governance Committee, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board of Directors, the Board of Directors shall accept the resignation. The Board of Directors will promptly disclose its decision to accept or reject the tendered resignation, which disclosure shall include, if the tendered resignation is rejected, a summary of the reasons underlying its decision to reject the tendered resignation. The Board of Directors believes that this process enhances accountability to shareholders and responsiveness to shareholders’ votes, while allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and our shareholders in limited circumstances.

Special Meeting of Shareholders

Our Bylaws provide that a special meeting of shareholders (i) may be called, for any purpose or purposes, by the Board of Directors, the Chairperson of the Board, or the President, and (ii) shall be called by the Secretary if appropriately requested by a person (or group of persons) beneficially owning in the aggregate at least 35% of the Company’s outstanding shares of common stock.

Stock Ownership Guidelines

To further align the interests of our non-employee directors and our executive officers, in April 2019 the Board of Directors adopted revised and expanded guidelines relating to stock ownership. The Guidelines provide that non-employee directors are required, within four years of a non-employee director first joining the Board of Directors, to own a number of shares of our common stock equal in value to three times (3x) their base annual cash retainers, not including amounts received for service on committees. Our Chief Executive Officer is required to own a number of shares of our common stock equal in value to three times (3x) his or her annual base salary, and our other executive officers are required to own a number of shares of our common stock equal in value to their annual base salaries, within four years from date of hire or promotion. For purposes of these stock ownership guidelines, ownership of our common stock includes (i) shares owned outright, (ii) shares owned by immediate family members residing in the same household, (iii) shares held in trust for the benefit of the non-employee director or executive officer or their immediate family members residing in the same household, and (iv) vested and unexercised “in-the-money” stock options held by the non-employee director or executive officer. From time to time the Board of Directors will consider and may reset the level of stock ownership that it considers appropriate for these Guidelines.

Code of Business Conduct and Ethics

STAAR has adopted a Code of Business Conduct and Ethics applicable to the principal executive officer and senior financial executives, including the Chief Financial Officer and the controller of STAAR, as well as all employees and directors of STAAR. The Code of Business Conduct and Ethics is published on our website, at www.staar.com, under “Investor Information—Corporate Governance.” We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics applicable to senior executives on our website.

In 2019, we adopted a Supplier Code of Conduct, which extended our standard terms and conditions which require all suppliers to comply with applicable laws.  The Supplier Code of Conduct specifically references, among other things, the requirement of compliance with laws pertaining to prohibition of the use of child labor or any form of forced labor, slavery, or human trafficking. It requires suppliers to support the right of workers to join associations and engage in collective bargaining. It requires suppliers to work within applicable laws and regulations in regards to work hours, fair compensation, and benefits. Also, it requires suppliers to have a zero-tolerance policy towards abuse, discrimination, and harassment, and support and provide a healthy, safe, and sanitary work environment.

Prohibition on Hedging Shares

STAAR’s global Anti-Hedging Policy prohibits any director, officer or employee subject to its terms from entering into short sales or derivative transactions, such as forward contracts or collars, to hedge or offset their economic exposure to STAAR shares.

Board Evaluations

The Board, under the direction of the Nominating and Governance Committee, conducts a self-evaluation at least annually.  The Board uses the results of this process to determine the appropriate size and composition for the Board and each committee, including skills, background and experience.  The self-evaluation also assists in determining the areas of focus for the Board at future meetings.

Board of Directors Leadership Structure

Since 2005 the Board of Directors has kept the positions of Chief Executive Officer and Chairperson of the Board separate and followed a policy that the Chairperson of the Board shall be an independent director. The Board of Directors believes that this separation of roles serves the interests of our shareholders at this time, as it provides independent Board leadership and allows our Chief Executive Officer to focus on her duties in managing the day-to-day operations of the Company.

Board of Directors’ Role in Risk Oversight

The Board of Directors is charged with general oversight of the management of STAAR’s risks. Our management team is responsible for enterprise risk management on a day-to-day basis. The role of our Board of Directors and its committees is to oversee the risk management activities of management. When reviewing STAAR’s strategy, business plan, budgets and major transactions the Board of Directors continuously examines the elements of risk in each proposed activity. For example, the Board of Directors periodically reviews with management the Company’s activities to address cyber-risk and other information security issues, and the actions the Company is taking to mitigate such security risks. These activities include implementing industry-recognized practices for protecting systems, third-party monitoring of certain systems, periodic third-party audits, cyber security training for employees and purchasing cyber insurance. These activities and investments have helped the Company avoid paying any security breach penalties and legal settlements over the past three years. Also, since 2020, the Board of Directors has been monitoring the impact of COVID-19 on matters such as employee safety and business continuity via Board meetings and informal dialogues with management. Each of the Board of Directors’ standing committees assists the Board of Directors in overseeing the management of risk in the area overseen by the committee. In particular, the Audit Committee assists the Board of Directors by reviewing periodic reports from management on the risks related to such matters as financial reporting, internal controls, revenue recognition, treasury management, information technology, insurable risks, and compliance with legal and regulatory requirements. The Compensation Committee oversees risks related to our compensation programs and policies. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and succession planning for our directors.

Recoupment Policy

This policy includes standards for seeking the return, or “claw-back,” of bonus compensation paid to the Chief Executive Officer or Chief Financial Officer in certain circumstances following a restatement of STAAR’s financial statements. The policy provides that if the relevant officer is adjudicated to have engaged in intentional misconduct or fraud, and the Board of Directors determines that the wrongful conduct directly or indirectly made the restatement necessary, we will seek reimbursement of any excess incentive award or bonus paid on the basis of financial performance. The excess incentive award that may be recovered is the difference, if any, between the amount actually paid to the relevant officer and the amount that would have been paid to the officer had the incentive award been calculated based on the financial statements as restated. The claw-back has a five year look-back period based on payment of the affected award or bonus or following a change in control.

Sustainability

We are mindful of stakeholder concerns regarding social and environment-related matters. We seek to achieve our corporate goals in an ethical and sustainable manner. Our Sustainability Report, which includes information consistent with the Sustainability Accounting Standards Board’s framework of sustainability topics for medical equipment and supplies companies, is available in the Investor Resources section of our website (www.staar.com). Our Annual Report on Form 10-K filed on February 24, 2021 contains our Human Capital Management information. Management periodically reports to the Board of Directors regarding ESG-related matters to assist the directors with oversight of such matters.

Compensation Policies and Practices Related to Risk Management

STAAR’s Compensation Committee and Board of Directors have analyzed and continue to monitor whether STAAR’s compensation practices with respect to executive officers or any of its employees create incentives for risk-taking that could harm STAAR or its business. The Compensation Committee and the Board of Directors have determined that STAAR’s compensation practices and policies do not create any risk that is reasonably likely to have a material adverse effect on STAAR.

Meetings of the Board of Directors

The Board of Directors held nine meetings during 2020. During 2020, each director attended more than 75% of the total number of Board of Directors meetings and meetings of the committees on which they then served (during the period he or she served). In addition to Board of Directors meetings, directors are kept informed of our business through personal meetings and other communications, including telephone and electronic contacts with our Chief Executive Officer and others regarding matters of interest and concern to us and our shareholders. Independent directors meet when they deem necessary in an executive session without management and at such other times as may be requested by any independent director.

It is the policy of STAAR that members of the Board of Directors attend the Annual Meeting of shareholders, if practicable. All six of our then serving incumbent directors attended the 2020 Annual Meeting of shareholders.

Committees

The Board of Directors has three standing committees: an Audit Committee, a Nominating and Governance Committee, and a Compensation Committee. The Board of Directors has adopted a written charter for each committee to provide for its organization and procedures and to delegate requisite authority for the committee to carry out its purposes.

Nominating and Governance Committee

The principal purposes of the Nominating and Governance Committee (the “Nominating and Governance Committee” or the “Committee”) are to help ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to shareholders and STAAR, and that STAAR has and follows appropriate governance standards. To carry out these purposes, in accordance with its written charter, the Committee periodically does the following:

•	identifies individuals qualified to become directors, consistent with criteria approved by the Board of Directors;
•	recommends the director nominees to be selected by the Board of Directors for the next annual meeting of shareholders;
•	reviews best practices in corporate governance, and recommends to the Board of Directors improvements in corporate governance that may be applicable to STAAR; and
•	oversees the evaluation of the Board of Directors and management.

In addition to the candidates proposed by the Board of Directors or identified by the Committee, the Committee considers candidates for director suggested by our shareholders in accordance with the procedures described in the Questions and Answers section in response to the question: “Can shareholders propose individuals to be considered as nominees for the 2022 Annual Meeting?” Shareholder nominations that comply with those procedures and that meet the criteria outlined below will receive the same consideration that the Committee’s nominees receive. In the future, the Committee may also engage a recruiting firm to identify director candidates.

The process for evaluating prospective nominees for director, including candidates recommended by shareholders, includes meetings from time to time to evaluate biographical information and background material relating to prospective nominees, interviews of selected candidates by members of the Nominating and Governance Committee and other members of the Board, and application of our general criteria for director nominees set forth in our Guidelines on Significant Corporate Governance Issues. These criteria include, among other things, the prospective nominee’s integrity, business or other experience and expertise, and independence.

In selecting nominees for the Board of Directors, the Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of STAAR. The Nominating and Governance Committee believes that differences in background, professional experiences, education, skills and viewpoints will enhance the performance of the Board of Directors. The Nominating and Governance Committee and the Board of Directors believe that a diverse board leads to improved performance by encouraging new ideas, expanding the knowledge base available to management and other directors and fostering a culture that promotes innovation and vigorous deliberation. In considering nominees for service on the Board of Directors, the Nominating and Governance Committee takes into consideration the diversity of professional experience, background, viewpoints, and skills of the current and prospective members of the Board of Directors. Examples of this include diversity of management experience, financial expertise, medical device industry experience, international experience, gender, ethnicity, and educational background. As described in our Guidelines on Significant Corporate Governance Issues, as part of the search process for each new director, the Nominating and Governance Committee actively seeks out women and members of underrepresented communities as candidates to include in the pool from which Board nominees are chosen. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities, and assesses the effectiveness of this goal during the Board’s annual evaluation. .

The Board of Directors’ nominees for the Annual Meeting have been recommended by the Committee and have been nominated by the Board of Directors. The Committee received no formal shareholder recommendations of candidates for election at the 2021 Annual Meeting.

The current members of the Nominating and Governance Committee are Dr. Gilbert H. Kliman, who has served as Chair since July 2020, Stephen C. Farrell and Louis E. Silverman. Each member of the Nominating and Governance Committee is “independent” as that term is defined under the Listing Rules of the Nasdaq Stock Market. During 2020, the Nominating and Governance Committee met two times.

Compensation Committee

Under its written charter, the principal duties of the Compensation Committee are to help ensure that STAAR’s compensation of its executive officers satisfies the following principal requirements:

•	alignment with the compensation strategy of STAAR determined by the Board of Directors; and
•	enabling STAAR to compete in recruiting and retaining qualified executive officers.

The Compensation Committee makes recommendations to the Board of Directors on all elements of the total direct compensation of the executive officers of STAAR, including base salary, annual bonus, long-term equity compensation and perquisites. The Compensation Committee also generally approves company-wide pay increases and discretionary compensation that may be allocated to non-executive employees by management. The Committee also administers STAAR’s equity plan. The Committee may delegate authority to subcommittees or Committee members.

The current members of the Compensation Committee are Louis E. Silverman, who serves as chair, Thomas G. Frinzi, Dr. Gilbert H. Kliman, John C. Moore, and Dr. Elizabeth Yeu who joined effective April 8, 2021. Each current member of the Compensation Committee is “independent” as that term is defined under the Listing Rules of the Nasdaq Stock Market. During 2020, the Compensation Committee held four meetings.

Role of Compensation Consultant

The Compensation Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation. The Compensation Committee has assessed the independence of Radford considering the factors set forth in applicable SEC rules and the Listing Rules of the Nasdaq Stock Market and has concluded no conflicts of interest were raised by the work performed by Radford, an Aon Hewitt business unit. From late 2018 through early 2019, the Committee engaged Radford to conduct a comprehensive review of the Corporation’s compensation program concerning non-employee directors, officers and other members of management in relation to various peer groups. In 2020, the Compensation Committee consulted with Radford regarding a variety of compensation topics.

Audit Committee

The principal duties of the Audit Committee are to oversee (i) the quality and integrity of STAAR’s financial statements, (ii) the qualifications and independence of STAAR’s independent registered public accounting firm, and (iii) the performance of STAAR’s Internal Audit Department and STAAR’s independent registered public accounting firm. The Committee communicates with management throughout the year to help it assess the performance of STAAR’s independent registered public accounting firm for consideration of re-engagement in future years.

The current members of the Audit Committee are Stephen C. Farrell who serves as chair, John C. Moore, and Thomas G. Frinzi. Each member of the Audit Committee is “independent” as that term is defined under the Audit Committee rules of the SEC and the Listing Rules of the Nasdaq Stock Market. STAAR has determined that Mr. Farrell qualifies as an “audit committee financial expert” under the rules of the SEC. In 2020, the Audit Committee met six times.

Shareholder Communications with Directors

Shareholders may communicate with the chairperson of the Board of Directors, the chairperson of our Audit Committee or the chairperson of our Nominating and Governance Committee, or with the Board of Directors as a group, by writing to such persons c/o Office of the Secretary, STAAR Surgical Company, 25651 Atlantic Ocean Drive, Lake Forest, California, 92630.

The corporate Secretary distributes communications directed to the Board of Directors or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as the following:

•	junk mail and mass mailings;
•	new product suggestions; and
•	resumes and other forms of job inquiries.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded must be made available to any outside director upon request.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in STAAR’s Proxy Statement for 2021.

The Compensation Committee

Louis E. Silverman (Chairperson)

Thomas G. Frinzi

Dr. Gilbert H. Kliman

John C. Moore

Dr. Elizabeth Yeu

April 30, 2021

COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis describes the material elements of compensation for the named executive officers identified in the compensation tables and related disclosures below.

The Compensation Committee of the Board of Directors, to which we refer in this discussion as the “Committee,” makes recommendations to the Board of Directors for the total direct compensation including the base salary, annual bonus, long-term equity compensation and perquisites of our named executive officers. Both the Board of Directors and the Committee exercise independent review in making judgments regarding executive compensation.

In 2020, our named executive officers were:

•	Caren Mason, President and Chief Executive Officer;
•	Patrick Williams, Chief Financial Officer;
•	Deborah Andrews, former Chief Financial Officer;
•	Scott Barnes, Chief Medical Officer;
•	Hans Blickensdoerfer, Senior Vice President, Commercial Operations Direct Markets Europe, China; and
•	Keith Holliday, Chief Technology Officer.

In the pandemic-impacted fiscal year 2020, our key accomplishments included:

•

Achievement of record revenue of $163 million, growing revenue by 9% compared to our 2019 results, including ICL unit growth of 11% despite industry reports that estimate a decline of 21% in total refractive industry procedures.

•	GAAP diluted earnings per share (“EPS”) of $0.12.
•	Cash and cash equivalents rose to $152.5 million, compared to $120.0 million at the end of the fourth quarter of 2019. We generated $21 million in cash from operations in 2020.
•	2020 is the first year STAAR sold more lower diopter lenses, between -0.5 and -10, than higher diopter lenses between -10 and -20.
•

In July 2020, our EVO Viva™ presbyopia lens received CE Mark approval. The initial commercial surgeons are implanting the Viva lens while gaining valuable insights for delighting patients at each distance - near, intermediate and far. These insights will be part of the EVO Viva Playbook of best practices that we will share with certified surgeons during full commercialization of the lens, expected in the second half of 2021.

•

In the U.S. in 2020 we implanted all patients in the study for our EVO family of myopia lenses and follow-up is being conducted per the trial protocol. Our plan remains to submit the data to the FDA for marketing approval in late April 2021. We believe we remain on track, pending FDA approval, to introduce our EVO lenses to the U.S. market in the fourth quarter of this year.

Revenue
$ Millions
22% Three-Year CAGR
$90.6
$124.0
$150.2
$163.5
2017
2018
2019
2020

Earnings Per Share
GAAP
$(0.05)
$0.11
$0.30
$0.12
2017
2018
2019*
2020

*Includes $0.07 tax benefit.

Compensation Program Objectives and Rewards

Compensation Philosophy and Process. The Company is dedicated to pursuing a mix of near, medium, and longer-term business objectives designed to build and increase shareholder value. Our Board and Compensation Committee have sought to establish a compensation program that incentivizes and rewards our management team for achieving or exceeding corporate financial and non-financial goals and also individual objectives. In the Committee’s deliberations on the Company’s compensation programs, management, other than the Chief Executive Officer, is involved only to the extent of providing Company performance and market information. Our Chief Executive Officer does not participate in the determination of her own compensation, but she joins with the full Board of Directors in the determination of compensation of other named executive officers.

The Committee and management periodically review the Radford Global Life Sciences Surveys as well as benchmark data regarding our peer group. This data is used to assess the general competitiveness of our recruiting and compensation programs, and to assist the Committee and the Board of Directors in making compensation decisions. From late 2018 through early 2019, the Committee engaged the services of Radford, a third-party consulting firm, to conduct a comprehensive benchmark study regarding our non-employee director and executive officer compensation program.  The Committee also engaged Radford to review and make recommendations for updating our peer group.  Based on Radford’s recommendations, we commenced using an updated peer group, with a larger set of companies, for compensation purposes in 2019. The Committee also consulted with Radford during 2020 on a variety of compensation topics.

The 2019 peer group recommended by Radford was selected from U.S. based medical device companies with market capitalizations between $550M and $5.5B and revenue generally between $75M and $450M.  The Committee accepted Radford’s recommended revised peer group and the Board of Directors approved the Committee’s recommendation. Our peer group used as one element of setting 2020 compensation consisted of the following companies:

AngioDynamics	Inogen
Anika Therapeutics	LeMaitre Vascular
AtriCure	Merit Medical Systems
Atrion	Nevro
AxoGen	Penumbra
Cardiovascular Systems	Surmodics
CryoLife	Tactile Systems Technology
Glaukos	Tandem Diabetes Care

We additionally use peer group data as part of reviewing the overall appropriateness and competitiveness of our executive compensation program.

The Committee’s objective is to structure compensation policies and decisions based on (a) overall Company performance, (b) a target base salary at or near the 50th percentile of our peer companies and other industry benchmark data, and (c) a target for total target compensation, consisting of base salary, cash bonus potential and long-term equity incentives, at or near the 50th percentile of our peer companies and other industry benchmark data, with the potential to realize higher levels based on the Company’s financial performance and achievement of Board-approved pre-established metrics, if applicable.

2020 Results of Advisory Vote to Approve Compensation of Named Executive Officers. At our Annual Meeting held on July 30, 2020 shareholders representing approximately 97% of the votes cast on the proposal approved the compensation of our named executive officers. Given the strong support shown, we did not make any changes to the structure of our executive compensation program as a result of this vote.

Elements of Compensation

The elements of compensation that may be earned by our named executive officers include base salary, annual cash bonus, and equity compensation. All components of each named executive officer’s compensation are annually reviewed in the context of company performance and individual performance.

Base Salaries. The Committee, with input from the Chief Executive Officer, reviews, considers and approves base salaries at a level expected to attract and retain the executives the Company needs to achieve its plans. The Board of Directors generally reviews base salaries in the first quarter of each year and approves any changes based upon company performance, market data, executive performance, scope of responsibility, and past and potential contribution to our business. For 2020, named executive officer salaries increased 3-6% over 2019 levels, consistent with base salary increases company-wide and industry-wide.

Annual Cash Bonuses. A material element of each named executive officer’s compensation is the opportunity to earn annual performance-based cash bonuses, which are earned based upon achievement of specific corporate financial objectives. The Board of Directors has exclusive authority, acting on the recommendation of the Committee, to approve bonuses for our named executive officers based on performance against these criteria.

For 2020, the Committee and the Board of Directors approved a 2020 Incentive Bonus Plan (“2020 Bonus Plan”) that was designed to be funded in whole or in part based on STAAR meeting or exceeding specific revenue, EPS, and gross margin metrics. The global COVID-19 pandemic, which started in Asia, significantly impacted our financial performance during the first half of 2020 as governmental authorities and other third parties implemented or recommended a number of measures to contain the spread of COVID-19, which had a significant impact on many businesses, including ours. Some of our customers suspended their operations and we suspended most of our production on March 17, 2020. Moreover, our revenues were adversely impacted, as customers globally were not able to carry out procedures. We experienced a substantial slowdown in sales beginning March 20, 2020 in global geographies characterized as “hot spots” for the COVID-19 virus.  In certain of these markets, sales paused as elective surgeries were discouraged to support COVID-19 related needs. Sales declines in certain geographies, such as parts of Europe and North America, continued through the first half of 2020 and beyond as the resumption of business activities varied in differing markets.

Based on the adverse financial impact of the COVID pandemic during the first half of 2020 on expected annual revenue, EPS, and gross margin metrics necessary to commence funding the 2020 Bonus Plan, the Committee and the Board of Directors approved an amended 2020 Bonus Plan. The amended 2020 Bonus Plan uses the same funding metrics with the same weighting (50% revenue, 25% EPS and 25% gross margin) and substantially the same conditions, assumptions and restrictions as the initial 2020 Bonus Plan. Essentially, the Committee and the Board of Directors restructured the initial full year 2020 Bonus Plan into a bonus plan solely related to the Corporation’s financial performance during the second half of 2020. Under the amended 2020 Bonus Plan if the Corporation met the three established metrics for reaching a 100% funding of the amended 2020 Bonus Plan, then the amended 2020 Bonus Plan would fund at approximately half (50%) of the initial 2020 Bonus.

As in prior years, to allow for an accurate year-over-year comparison, and in recognition that over 90% of our revenue is generated outside the U.S., the Board of Directors in 2020 continued its practice of evaluating the Company’s revenue performance on a constant currency basis.

Each of the Company’s current named executive officers has an annual bonus target, as do other key contributors. The Committee reviews, considers and approves bonus targets for named executive officers based on market data and also considers changes in the scope of responsibility and overall performance of individual named executive officers when establishing these targets.

Each named executive officer’s base salary and target bonus opportunity for 2020 is provided in the table below. The target bonuses, as a percentage of base salary, remained at the same level as in 2019 for each named executive officer.

Named Executive Officer	Base Salary	Target Bonus Payment	Target Bonus Percentage(1)
Caren Mason	676,066	507,049	75%
Patrick F. Williams(2)	395,000	98,750	50%
Scott Barnes	461,492	184,597	40%
Hans Blickensdoerfer	414,663	185,598	45%
Keith Holliday	388,320	174,744	45%
Deborah Andrews	353,676	159,154	45%

(1)

Target Bonus Percentage represents the potential bonus earned as a percentage of base salary in the event the Corporation fully achieves pre-established target financial metrics and thereby funds the bonus plan at 100%. Operating performance that is under or over target will result in bonus pool funding between 0% and 150% of target. For greater than target performance, earned bonus percentage is generally capped at 150% of earned base salary. The Compensation Committee recommends to the Board the specific bonus award for the CEO and, with input from the CEO, the other Executive Officers. The Compensation Committee also recommends to the Board the aggregate funded bonus pool applicable to other bonus eligible team members whose specific bonuses are determined by the CEO based on the individual’s contributions to the Company’s results.

(2)	Appointed Vice President, Chief Financial Officer in July 2020, so the Target Bonus Payment was prorated as a result.

The Board of Directors confirmed the Company’s 2020 revenue, EPS and gross margin results. The level of attainment of pre-established target financial metrics related to revenue, EPS and gross margin is evaluated by the Committee. The Board of Directors must review and approve all bonus recommendations for named executive officers presented by the Committee. The determination of annual bonuses for 2020 performance are described further below under the section entitled “2020 Bonus and Equity Determinations.”

Long-Term Equity Compensation. The Committee believes that long-term equity incentive awards serve to align the interests of the executive officers with the interests of our shareholders. Long-term equity incentive awards may be granted in the form of either stock options, restricted shares, restricted stock units or other types of equity or equity-linked compensation. In determining the size of equity grants to our named executive officers, the Committee considers recommendations of the Chief Executive Officer, peer group data, individual performance and level of responsibility in the company, for those named executive officers reporting to her. For the Chief Executive Officer’s equity grant, the Committee considers company and individual performance as well as peer group data. The Committee recommends to the Board of Directors the allocation among the different forms of equity compensation to align executive incentives with long-term shareholder interests. For 2020, the Committee recommended that our named executive officers be granted the choice, similar to our directors, the form of equity he or she receives between (i) 100% stock options, or (ii) 50% stock options and 50% restricted stock units based on a Black Scholes value of stock options or the fair value of restricted stock units on the date of grant. The equity grants made in 2020 are described further below under the section entitled “2020 Bonus and Equity Determinations.”

Stock options. Stock options, once granted, become valuable if the price of STAAR’s common stock rises above the exercise price at the time of grant. The exercise price of a stock is the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant. Under the Company’s Omnibus Equity Incentive Plan (“Plan”) STAAR may not grant stock options having an exercise price below the fair market value of its common stock on the date of grant. STAAR does not grant stock options with a so-called “reload” feature. To encourage retention by providing a long-term incentive, the options typically vest ratably over a three-year period, and have a ten-year life. Stock options are forfeited back to STAAR if the grantee’s service to STAAR terminates before the end of the vesting period.

Restricted shares/Restricted stock units. Restricted shares and restricted stock units are shares of common stock that STAAR grants subject to forfeiture over a specified period of time. The value of these incentive awards rises and falls with STAAR’s stock price. For time-vesting awards, restricted shares and restricted stock units are forfeited back to STAAR if the grantee’s service to STAAR terminates before the end of the vesting period. Vesting of restricted shares and restricted stock units occurs when the restricted period ends and the grantee obtains full rights of ownership over the shares. Time-vesting restricted shares and restricted stock units provides a long-term incentive by aligning the grantee’s interests with those of the shareholders and encouraging retention through the risk of forfeiture if the grantee ceases working for us during the vesting period.

2020 Bonus and Equity Determinations

2020 Bonus Determinations. As described above, the 2020 bonus plan was funded based upon how the Company performed against financial goals for the second half of 2020 pre-approved by the Board of Directors. The 2020 bonus plan funding included the following components:

(a)

As a threshold to begin funding the bonus pool, the Company needed to achieve the following minimum annual financial milestones: a minimum revenue target for the second half of 2020 of $87M (on a constant currency basis), a minimum EPS target for the second half of 2020 of $0.00 (adjusted for pre-determined foreign exchange rate considerations), and a minimum gross margin for the second half of 2020 of $62.5M (collectively referred to as “Minimum Financial Threshold”).

(b)	In the event the Minimum Financial Threshold was achieved thereafter the bonus pool would fund on a pro-rata basis.
(c)	The total potential bonus pool was capped at 150% of the target bonus pool funding.

In 2020, the Company exceeded the Minimum Financial Thresholds, thus enabling funding of the bonus pool. The Company surpassed its 2020 revenue and EPS projections funding the bonus pool in excess of 100% of target. Based on the company achieving $164M in revenue, $0.12 EPS, and $118M in gross margin in 2020, the Board of Directors agreed upon the pool funding at 150% of the target amount to align management’s compensation with shareholder interests.

Named Executive Officer	Base Salary	Bonus Payment	Individual Incentive Target(1)	Bonus Paid(1)
Caren Mason	676,066	380,287	75%	56.2%
Patrick F. Williams(2)	395,000	74,063	50%	18.7%
Scott Barnes	461,492	138,448	40%	30.0%
Hans Blickensdoerfer	414,663	139,949	45%	33.7%
Keith Holliday	388,320	131,058	45%	33.8%
Deborah Andrews(3)	353,676	—	45%	0.0%

(1)	“Individual Incentive Target” and “Bonus Paid” are shown as a percentage of salary. The 2020 bonus paid was 75% of each individual’s incentive target for all named executive officers in 2020.
(2)	The Target Bonus Payment was prorated based on the appointment to Chief Financial Officer in July 2020.
(3)	Was Chief Financial Officer until June 2020 and retired from the Company before 2020 bonuses were distributed.

2020 Long-term Equity Awards. In 2020, the Committee recommended to the Board of Directors that it grant long-term equity compensation to the named executive officers, consistent with the Company’s Compensation Philosophy and based upon the individual’s performance and benchmark data, in the form of stock option and stock unit grants, which the Board of Directors approved. The 2020 equity grants to named executive officers was as follows:

Name and Title	Grant Date	Stock Options (LTIP)(1)	Performance Stock Options (LTIP)(2)	Restricted Stock Units (LTIP)(3)	Performance Stock Units (LTIP)(4)
Caren Mason	March 20, 2020	96,335	41,885	—	—
President and Chief Executive Officer
Patrick F. Williams	August 10, 2020	—	—	15,364	15,363
Vice President, Chief Financial Officer
Scott Barnes	March 20, 2020	19,457	—	9,358	—
Vice President, Chief Medical Officer
Hans Blickensdoerfer	March 20, 2020	31,979	—	—	—
Senior Vice President, Commercial
Operations Direct Markets Europe,
China
Keith Holliday	March 20, 2020	16,372	—	7,874	—
Vice President, Chief Technology
Officer
Deborah Andrews	N/A	—	—	—	—
Former Vice President,
Chief Financial Officer

(1)

The options granted have a 10-year term and become exercisable as follows: one-third on the 1-year anniversary of the grant date and the remaining two-thirds over the following 24 months in equal amounts on a monthly basis. In the event the options do not evenly divide into 24 months, the remaining balance of options become exercisable on the final month of vesting. The exercise price is $27.53 for those options granted on March 20, 2020, which was the closing price on the Nasdaq Stock Market on the date of grant.

(2)

The performance stock options granted on March 20, 2020, have a 10-year term with an exercise price of $31.66 and vest one-third on the later of the first year anniversary of the grant date or when the Company’s stock price reaches $31.66, and the remaining two-thirds over the following 24 months in equal amounts on a monthly basis.

(3)	The restricted stock units have a three-year vesting schedule, with one-third vesting on the first three anniversaries of the date of grant, subject to continued service.
(4)	The performance stock units vest based on achievement of pre-established, quantitative corporate financial performance metrics.

Change-in-Control Arrangements

Our named executive officers will receive certain cash severance and other benefits from STAAR or a successor company if they are terminated following a change in control of STAAR. Payments and benefits of this nature are often termed “double trigger” change-in-control benefits. In addition, the Plan provides that, if STAAR has a change in control, options vest immediately unless the surviving company assumes or replaces the options.

STAAR provides these benefits to help it compete with larger, better-capitalized ophthalmic companies in attracting employees. STAAR also recognizes the retention value of equity instruments. Change-in-control benefits are intended to do the following:

•

Reinforce the alignment of employee interest with shareholder interest by providing that, if a major transaction occurs, vesting and exercisability of stock options will accelerate or continue, so the potential equity value of unvested or unexercised options will not be lost; and

•

Encourage employees to remain with STAAR despite uncertainties while a transaction is under consideration or pending by assuring them that, if they are terminated as a result of a change in control, they will receive continued pay and benefits to cover the disruption in employment.

The specific change-in-control benefits to which each named executive officer is entitled are discussed below under “Employment Agreements.”

Severance Arrangements

Each of our named executive officers is entitled to limited continuation of salary and benefits if the officer is terminated under specified circumstances. These arrangements are provided to maintain STAAR’s competitive position in attracting and retaining executive talent and are described further in the section “Employment Agreements” below.

Perquisites

In 2020, the named executive officers received an opportunity to undergo an executive health screening and were eligible to receive an executive life insurance policy with premiums and costs paid by STAAR. The cost of these limited executive benefits, which are intended to promote the long-term health and financial stability of our executive officers, are shown in the Summary Compensation Table below.

Benefits

The named executive officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable STAAR to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that STAAR has a productive and focused workforce through reliable and competitive health and other benefits. Pension (for our Switzerland based team members, including Mr. Blickensdoerfer) and retirement savings plans help employees, especially long-serving employees, save and prepare financially for retirement.

STAAR’s qualified 401(k) plan allows all U.S.-based employees to contribute up to the limits imposed by the Internal Revenue Code—$19,500 per employee for 2020 (with an additional $6,000 annual catch-up contribution permitted for those over 50 years of age)—on a pre- or after-tax basis. During 2020 STAAR provided an 80% percent match up to the first 6% of the employee’s compensation. Officers serving outside the U.S. receive pension benefits based on local regulations and standards. These benefits are generally provided to all of our full-time salaried employees and enhanced retirement benefits are not provided to our named executive officers.

Tax Considerations

In setting compensation, the Committee and management considered that compensation awarded to our named executive officers who are “covered employees” under Code Section 162(m) will not be deductible to the extent that it results in compensation above the $1.0 million threshold established under Code Section 162(m).

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation of the named executive officers for each of the three fiscal years ending January 1, 2021, January 3, 2020 and December 28, 2018, respectively. By providing the grant date fair value of stock and option awards in the following tables STAAR does not imply any assurance that such values will ever be realized.

Name and Title	Year	Salary ($)	Bonus(1) ($)	Option Awards ($)(2)	Stock Awards ($)(2)	Change in Pension Value and Non- Qualified Deferred Earnings ($)(6)	All Other Compensation ($)(3)	Total
Caren Mason	2020	667,235	380,287	1,913,391	—	—	14,899	2,975,812
President and Chief	2019	626,895	550,101	2,423,766	—	—	15,275	3,616,037
Executive Officer	2018	585,312	784,488	1,241,915	—	—	15,486	2,627,201
Patrick F. Williams(4)	2020	182,308	74,063	—	1,579,982	—	11,092	1,847,445
Vice President,
Chief Financial Officer
Scott Barnes	2020	458,390	138,448	257,634	257,626	—	30,414	1,142,512
Vice President,	2019	445,039	206,103	565,033	—	—	30,174	1,246,350
Chief Medical Officer	2018	435,001	281,019	206,986	—	—	25,637	948,643
Hans Blickensdoerfer(5)	2020	411,643	139,949	423,440	—	3,359,646	—	4,334,678
Senior Vice President,	2019	365,532	195,659	386,418	—	129,189	—	1,076,798
Commercial Operations Direct Markets Europe, China	2018	349,030	277,362	413,972	—	97,205	—	1,137,568
Keith Holliday	2020	385,710	131,058	216,785	216,771	—	28,054	978,378
Vice President,	2019	374,476	195,103	475,433	—	—	27,814	1,072,826
Chief Technology Officer	2018	363,569	287,108	413,972	—	—	27,574	1,092,223
Deborah Andrews(7)	2020	365,919	—	—	—	—	23,462	389,381
Former Vice President,	2019	351,299	167,112	308,780	—	—	27,021	854,212
Chief Financial Officer	2018	341,443	251,797	206,986	—	—	23,254	823,480

(1)

As a result of the FDA lifting the Warning Letter in 2018, additional bonuses were paid outside of the Bonus Plan to the following:  Ms. Mason $120,115; Mr. Barnes $20,019, Mr. Blickensdoerfer $40,038 and Mr. Holliday $40,038 and Ms. Andrews $20,019.

(2)

Dollar amounts in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value with respect to stock awards and options granted during fiscal years 2020, 2019 and 2018 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts for fiscal years 2020 are included in Note 12 to STAAR’s audited consolidated financial statements for the fiscal year ended January 1, 2021, included in STAAR’s Annual Report on Form 10-K.

(3)	Each element of All Other Compensation is quantified in the subsequent table below.
(4)	Appointed Vice President, Chief Financial Officer in July 2020.
(5)	Salary and bonus paid in Swiss francs and converted to U.S. dollars using 0.8850 Swiss francs to 1 U.S. dollars.
(6)	Includes Company contributions of $110,612, $75,572 and $63,678 for 2020, 2019 and 2018, respectively, as well as Mr. Blickensdoerfer’s own contribution of $3,118,644 for 2020.
(7)	Ms. Andrews was Chief Financial Officer until June 2020.

The following table summarizes the elements of “All Other Compensation” listed in the table above for 2020.

Name	Insurance Premiums ($)	Company Contributions to 401(k) Plans ($)	Total ($)
Caren Mason	1,219	13,680	14,899
Patrick F. Williams	2,240	8,852	11,092
Scott Barnes	16,734	13,680	30,414
Hans Blickensdoerfer	—	—	—
Keith Holliday	14,374	13,680	28,054
Deborah Andrews	9,782	13,680	23,462

Grants of Plan-Based Awards

for Fiscal Year Ended

January 1, 2021

The following table provides information on stock and option awards granted in 2020 to each of STAAR’s named executive officers and potential payouts for non-equity incentive plan awards under STAAR’s executive cash bonus plan. Actual cash bonus payments made for 2020 are shown in the Bonus column of the Summary Compensation Table above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Options	Grant Date Fair Value of Stock and Option
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	Awards ($/Share)	Awards(3) ($)
Caren Mason		—	507,049	507,049	—	—	—	—
President and Chief	3/20/2020	—	—	—	—	96,335	27.53	1,275,591
Executive Officer	3/20/2020	—	—	—	—	41,885	31.66	637,800
Patrick F. Williams		—	98,750	98,750	—	—	—	—
Vice President, Chief	8/10/2020	—	—	—	30,727	—	51.42	1,579,982
Financial Officer
Scott Barnes		—	184,597	184,597	—	—	—	—
Vice President,	3/20/2020	—	—	—	—	19,457	27.53	257,634
Chief Medical Officer	3/20/2020	—	—	—	9,358	—	27.53	257,626
Hans Blickensdoerfer		—	185,598	185,598	—	—	—	—
Senior Vice President,	3/20/2020	—	—	—	—	31,979	27.53	423,440
Commercial Operations Direct Markets Europe, China
Keith Holliday		—	174,744	174,744	—	—	—	—
Vice President,	3/20/2020	—	—	—	—	16,372	27.53	216,785
Chief Technology Officer	3/20/2020	—	—	—	7,874	—	27.53	216,771
Deborah Andrews		—	159,154	159,154	—	—	—	—
Former Vice President,		—	—	—	—	—	—	—
Chief Financial Officer		—	—	—	—	—	—	—

(1)	Reflects targeted and maximum cash bonuses for 2020 performance paid in 2021 under STAAR’s cash bonus plan for executive officers.
(2)

The performance stock options granted in 2020 had a ten-year term and vest one-third on the later of the first year anniversary of the grant date or when the Company’s stock price reaches $31.66, and the remaining vesting over 24 months, subject to continued employment.  All other stock options granted to executive officers in 2020 had a ten-year term and a three-year vesting schedule, with one third vesting on the first anniversary of the date of grant and the remaining vesting monthly over 24 months, subject to continued employment.

(3)

Reflects the aggregate grant date fair value with respect to stock awards and options granted during fiscal year 2020, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to STAAR’s audited consolidated financial statements for the fiscal year ended January 1, 2021, included in STAAR’s Annual Report on Form 10-K.

Outstanding Equity Awards

at Fiscal Year-End

January 1, 2021

The following table shows the number of shares covered by exercisable and unexercisable options and unvested shares of restricted stock and restricted stock units held by STAAR’s named executive officers on January 1, 2021.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	($)	Date(1)		(#)(2)	($)	(#)	($)
Caren Mason
	10,000	—	15.73	6/8/2024	(3)	—	—	—	—
	400,000	—	7.76	3/2/2025	(4)	—	—	—	—
	100,000	—	7.52	3/17/2026	(5)	—	—	—	—
	200,000	—	9.30	3/20/2027	(5)	—	—	—	—
	68,750	6,250	16.15	3/14/2028	(5)	—	—	—	—
	33,710	6,742	29.80	6/13/2028	(5)	—	—	—	—
	77,305	55,218	35.98	3/13/2029	(5)	—	—	—	—
	—	96,335	27.53	3/19/2030	(5)	—	—	—	—
	—	41,885	31.66	3/19/2030	(6)	—	—	—	—
Patrick F. Williams
	—	—	—	—	(7)	15,364	1,217,136	15,363	1,217,057
Scott Barnes
	25,000	—	15.25	11/12/2027	(5)	—	—	—	—
	11,458	1,042	16.15	3/14/2028	(5)	—	—	—	—
	188	1,124	29.80	6/13/2028	(5)	—	—	—	—
	858	12,873	35.98	3/13/2029	(5)	—	—	—	—
	—	19,457	27.53	3/19/2030	(5)	9,358	741,341	—	—
Hans Blickensdoerfer
	944	—	15.54	3/6/2024	(4)	—	—	—	—
	30,000	—	7.35	4/6/2025	(4)	—	—	—	—
	40,000	—	7.52	3/17/2026	(5)	—	—	—	—
	22,500	—	9.30	3/20/2027	(5)	—	—	—	—
	22,916	2,084	16.15	3/14/2028	(5)	—	—	—	—
	11,236	2,248	29.80	6/13/2028	(5)	—	—	—	—
	12,324	8,804	35.98	3/13/2029	(5)	—	—	—	—
	—	31,979	27.53	3/19/1930	(5)	—	—	—	—
Keith Holliday
	1,206	—	9.30	3/20/2027	(5)	—	—	—	—
	5,705	2,084	16.15	3/14/2028	(5)	—	—	—	—
	1,124	2,248	29.80	6/13/2028	(5)	—	—	—	—
	2,166	10,832	35.98	3/13/2029	(5)	—	—	—	—
	—	16,372	27.53	3/19/2030	(5)	7,874	623,778	—	—

(1)	Stock options expire ten years from date of grant. Stock options generally vest over a certain period of time from the date of grant.

(2)	Restricted stock units vest one-third at one, two and three years from grant date.
(3)	Stock options vest 100% at one year from grant date.
(4)	Stock options vest one-third at one, two and three years from grant date, however those unvested on 2/11/2016 were immediately vested.
(5)	Stock options vest one-third at one year from grant date, and the remaining two-thirds vest monthly in equal amounts over the next 24 months.
(6)

The performance stock options were granted at an exercise price of $31.66 for and vests one-third on the later of the 1-year anniversary of the grant date or when the Company’s stock price reached $31.66, and the remaining two-thirds over the following 24 months.

(7)

These awards were granted on August 10, 2020.  The restricted stock units vest one-third at one, two and three years from grant date and the performance stock units vest based on achievement of pre-established, quantitative corporate financial performance metrics.

Option Exercises and Stock Vested During

Fiscal Year-Ended January 1, 2021

The table below shows the number of shares of STAAR common stock acquired by named executive officers during 2020 on the exercise of options, and the number of shares of stock subject to stock awards that vested in 2020 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Caren Mason	—	—	—	—
Patrick F. Williams	—	—	—	—
Scott Barnes	22,593	1,033,759	4,167	333,735
Hans Blickensdoerfer	54,056	2,372,292	3,750	103,200
Keith Holliday	126,614	5,689,989	6,250	172,000
Deborah Andrews	113,324	3,719,560	5,001	356,687

(1)

The dollar amount shown are determined by multiplying the number of options exercised by the per-share closing price of the Company’s common stock on the date of exercise less the applicable exercise price for stock options, and by multiplying number of shares or restricted stock units that vested by the per-share closing price of the Company’s common stock on the vesting date for stock awards.

Pension Benefits for Fiscal Year Ended

January 1, 2021

STAAR maintains a pension plan covering employees located at its Swiss subsidiary, including Mr. Blickensdoerfer. This plan, which we refer to as the “Swiss Plan,” is classified as a defined benefit plan under guidelines of the Swiss Auditing Chamber’s Auditing Practice Committee and its Accounting Practice Committee, and STAAR accounts for it as a defined benefit plan.

The Swiss Plan is financed by employer and employee contributions, with employers required to match employee contributions. No other named executive officer participates in a defined benefit pension plan.

The table below shows the present value of the pension benefits to which Mr. Blickensdoerfer is entitled to under the Swiss Plan. The present value assumes that Mr. Blickensdoerfer will retire at age 65, the normal retirement age for men under the Swiss Plan. The present value was calculated using the assumptions set forth in Note 11 to the consolidated financial statements in STAAR’s Annual Report on Form 10-K for fiscal year 2020. Mr. Blickensdoerfer may elect to receive a lump sum or a monthly annuity payment upon retirement.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During 2020 ($)
Hans Blickensdoerfer	Swiss Plan	20	4,120,147	—

(1)

The number of years credited to an employee under the Swiss Plan is determined by applicable government regulations and plan formulae and exceeds the actual 20 years Mr. Blickensdoerfer has worked for STAAR.

Potential Payments Upon Termination or Change-In-Control Estimates

As of January 1, 2021

The table below estimates the potential termination and change-in-control payments and benefits that our named executive officers would be entitled to under their employment agreements with us. Each column of the table shows the financial benefit that would have been received by the named executive officer, on a hypothetical basis, if one of the following events had occurred on January 1, 2021:

•	termination by STAAR without cause, or by the named executive officer for good reason, prior to a change in control;
•	termination by STAAR without cause, or by the named executive officer for good reason, following a change in control;
•	a change in control of STAAR, without termination of the named executive officer; and
•	termination because of disability, irrespective of any change in control.

We are providing this information on a hypothetical basis in accordance with the regulations of the SEC. In fact, no such change in control occurred on January 1, 2021, and none of the named executive officers was terminated on that date. There can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date, or if any assumption is not correct when the actual event occurs. Termination “for good reason” generally means that an employer has adversely changed the terms and conditions of employment to such a degree that the executive, under the specific terms of his or her agreement, is entitled to voluntarily resign and to receive severance benefits.

Name	Benefit(2)	Termination without Cause for Good Reason without a Change in Control($)	Termination without Cause or for Good Reason following Change in Control ($)(1)		Change in Control (no termination) ($)(1)	Disability ($)
Caren Mason	Severance	1,014,099	2,028,197	(3)	—	338,033
	COBRA	49,042	49,042		—	—
	Equity acceleration	—	69,804,210		69,804,210	—
Patrick F. Williams	Severance	197,500	790,000	(3)	—	—
	COBRA	21,137	42,273		—	—
	Equity acceleration	—	2,434,193		2,434,193	—
Scott Barnes	Severance	230,746	830,686	(3)	—	—
	COBRA	139	278		—	—
	Equity acceleration	—	4,793,266		4,793,266	—
Hans Blickensdoerfer	Severance	207,331	787,859	(3)	—	—
	Equity acceleration	—	11,467,112		11,467,112	—
Keith Holliday	Severance	194,160	737,808	(3)	—	—
	COBRA	21,137	42,273		—	—
	Equity acceleration	—	2,774,300		2,774,300	—

(1)

Assumes that following a change in control the acquirer or surviving company has not assumed the named executive officer’s outstanding equity awards. If the acquirer or surviving company assumes the equity awards issued under the Company’s Omnibus Equity Incentive Plan, the equity awards will continue to vest in accordance with their original terms.

(2)

Except as otherwise indicated, severance payments are payable on a bi-weekly basis during the severance period. Ms. Mason would receive her severance payment in a lump sum payable on the 60th day following a termination, or monthly installments, as determined in the discretion of STAAR.

(3)	Severance payments include prior year and current year target bonus amounts paid out at 100%.

EMPLOYMENT AGREEMENTS

Caren Mason, President and Chief Executive Officer

In connection with Ms. Mason’s commencement of employment as our President and Chief Executive Officer, we entered into an employment agreement with her effective on March 1, 2015. There is no specific term of service provided for in the agreement. The agreement provides that Ms. Mason was eligible for an initial base salary of $525,000, subject to periodic adjustment, and an annual target bonus of 75% of her base salary. Pursuant to her employment agreement, Ms. Mason is eligible for periodic equity awards at the discretion of the Board. The agreement also entitles Ms. Mason to participate in all the benefit plans available to similarly situated executives at STAAR, including executive level health and life insurance coverage.

If STAAR terminates Ms. Mason’s employment for reasons other than cause (as defined in the agreement) or Ms. Mason resigns for good reason (as defined in the agreement), she will be entitled to 18 months of base salary from the date of termination payable either in eighteen monthly installments or in a lump sum at the option of the Board. Ms. Mason will also be entitled to reimbursement of 18 months of COBRA premiums for continued group health coverage for herself and her eligible dependents.

In the event of a change in control, if Ms. Mason resigns within 18 months after the change in control due to a successor company’s failure to offer or maintain her in the position of Chief Executive Officer of the successor company or if she is terminated for reasons other than cause within 12 months of the change in control, then she will receive the severance benefits described above plus an amount equal to her bonus, if any, for the year prior to her termination and an amount equal to her target bonus for the year in which the termination occurs. In addition, all of Ms. Mason’s equity awards will vest in full.

The severance payment and benefits described above are subject to Ms. Mason’s execution and delivery of a general release of claims against the Company. The employment agreement also provides that if any payment or benefit to Ms. Mason would result in a parachute payment under Section 280G of the Internal Revenue Code, such payments and benefits will be reduced to the extent necessary so no portion is subject to an excise tax. The agreement also includes customary confidentiality, intellectual property assignment, and customer and employee non-solicitation provisions.

Other Named Executive Officers

We are parties to offer letters with each of our other named executive officers which provide for initial base salaries and target bonuses. The offer letters provide for at-will employment with each of these individuals and do not contain any executory obligations on the part of the Company.

Executive Change in Control Agreements

STAAR has entered into executive change in control retention agreements with certain executive officers and other key employees that provide cash and other severance benefits if there is a change in control of the Company. The Executive Change in Control Agreements with Messrs. Holliday, Blickensdoerfer, Williams, and Barnes provide that if the officer is terminated by the Company without cause within 12 months after a change in control of STAAR, or resigns for good reason within 15 months after a change in control of STAAR, the officer will receive the following, subject to the officer entering into a release of claims with the employer:

•	One year’s base salary at the greater of the rate applicable at the time of termination or the rate applicable immediately prior to the announcement of the change in control, payable in a lump sum;
•

One year’s target cash bonus amount, plus the greater of the amount of any bonus accrued in the year of termination and the amount of the previous year’s bonus, prorated for the length of the executive’s service during the year of termination, payable in a lump sum; and

•	One year’s continuation of group health and dental benefits at no greater cost to the executive than the cost in effect prior to the termination date.

In addition, pursuant to the Executive Change in Control Agreements, if any payments or benefits would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will be payable in full or reduced so that no portion is subject to the excise tax, whichever results in the greater net after-tax benefit to the executive.

Executive Severance Agreements

STAAR has entered into executive severance agreements with its other executive officers and certain other key employees that provide cash and other severance benefits if the officer is terminated without cause or resigns for good reason (except in connection with a change in control of STAAR). The Executive Severance Agreements with Messrs. Blickensdoerfer, Barnes, Williams, and Holliday provide that they will receive the following, subject to the officer entering into a release of claims with STAAR:

•	Six months’ base salary at the rate applicable at the time of termination; payable in a lump sum; and
•	Six months’ continuation of group health and dental benefits at no greater cost to the executive than the cost in effect prior to the termination date.

In the context of the Executive Change in Control Agreements and Executive Severance Agreements, resignation “for good reason” generally means that an employer has adversely changed the officer’s salary, location or other terms and conditions of employment to such a degree that the executive is entitled to voluntarily resign and to receive severance benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the equity compensation outstanding and the shares available for issuance under STAAR’s equity plans as of the close of business on January 1, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Weighted Remaining Contractual Life of Outstanding Options, Warrants and Rights (c)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (d)
Equity Compensation Plans Approved by Stockholders	3,554,980	(1)	19.80	(2)	6.60	(3)	3,380,231
Equity Compensation Plans Not Approved by Stockholders	—		—		—		—

(1)	Represents awards granted under the Company’s Omnibus Equity Incentive Plan. Consists of 3,417,803 options, and 121,814 restricted stock units and 15,363 performance stock options.
(2)	Represents the weighted average exercise price of outstanding stock options.
(3)	Represents the weighted average remaining contractual life of outstanding stock options.

PAY RATIO DISCLOSURE

Our compensation philosophy is to pay our worldwide employees competitively with similar positions, talent and experience in the applicable labor market.  We follow this philosophy regardless of the geographic location where we hire employees and regardless of the role; whether at the executive, mid-management, professional or hourly level.  We utilize competitive bench-marking data to regularly validate our target compensation range within each respective market place and within each respective employment role. By doing so we believe we maintain an appropriately compensated, qualified and motivated workforce.

As a result of rules the SEC adopted under the Dodd-Frank Act we are providing the following disclosure about the ratio of the total annual of compensation of our Chief Executive Officer compared to the total annual compensation of the median compensated employee within our worldwide workforce. Our assessment produced the following:

•	the annual total compensation of the median compensated of all worldwide employees, excluding the CEO was $75,188;
•	the annual total compensation of our Chief Executive Officer was $2,975,812; and
•	based on the above, the ratio of our Chief Executive Officer’s annual compensation to that of our median employee is 40:1.

We identified our median compensated employee by calculating the total compensation of our employees of record as of December 31, 2020 using year end payroll records and including the following compensation elements:

•	base salary;
•	commissions paid;
•	bonuses paid;
•	stock compensation (valued on March 20, 2020 - the grant date of annual equity awards granted to certain employees);
•	insurance costs paid; and
•	allowances paid (e.g., housing, travel, etc.).

Because the SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

REVIEW OF RELATED PERSON TRANSACTIONS

The Board of Directors adopted a written Related Person Transaction Policy, which requires the Audit Committee’s approval for all covered transactions. The Policy applies to any transaction or series of transactions in which STAAR or a subsidiary is a participant, the amount involved exceeds $120,000 and a “Related Person” as defined in the Policy, including executive officers, directors and their immediate family members, and holders of in excess of 5% of our common stock, has a direct or indirect material interest. Under the Policy, all Related Person Transactions must first be submitted to the Chief Legal Officer of STAAR, who will determine whether the proposed transaction falls under the Policy and, if so, submit it to the Audit Committee for review, approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, and full disclosure of the Related Person’s interest in the transaction, the Audit Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of STAAR. We are not aware of any related party transactions with any directors, executive officers or more-than-five-percent security holders requiring disclosure under the SEC’s rules or our Related Party Transactions Policy since January 4, 2020.

AUDIT COMMITTEE REPORT

In any of our filings under the Securities Act of 1933 or Exchange Act of 1934 that incorporate this Proxy Statement by reference, the Report of the Audit Committee of the Board of Directors will be considered excluded from the incorporation by reference, and it will not be deemed a part of any such other filing unless we expressly state that the Report is so incorporated.

In accordance with a written charter adopted by the Board of Directors, the Audit Committee oversees STAAR’s financial reporting process. Management is responsible for STAAR’s financial statements and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for (i) performing an independent audit of STAAR’s financial statements, (ii) expressing an opinion on whether STAAR’s financial statements fairly present, in all material respects, STAAR’s financial position and results of operations and conform with generally accepted accounting principles, and (iii) an opinion on whether management’s assessment that STAAR maintained effective internal control over financial reporting as of January 1, 2021, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements that have been included in our Annual Report on Form 10-K for the year ended January 1, 2021.

The Audit Committee has reviewed and discussed with STAAR’s independent registered public accounting firm, BDO USA, LLP, the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and Securities and Exchange Commission currently in effect. The Audit Committee has received and reviewed the written disclosures and the letter from BDO USA, LLP required by the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with BDO USA, LLP its independence from STAAR and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 1, 2021 for filing with the SEC.

The Audit Committee

Stephen C. Farrell (Chairperson)

John C. Moore

Thomas G. Frinzi

Dated April 30, 2021

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, on the recommendation of the Audit Committee, has approved the selection of BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Although this appointment is not required to be submitted to a vote of the shareholders, the Audit Committee believes it is appropriate as a matter of good corporate governance to request that the shareholders ratify the appointment. If the shareholders do not ratify the appointment, which requires the affirmative vote of the holders of a majority of the voting power of the shares of the Common Stock present or by proxy, and entitled to vote on such proposal, the Board of Directors will consider the selection of another independent registered public accounting firm, but may still appoint BDO USA, LLP if it determines that doing so is in the best interests of the Company and its shareholders. Even if shareholders ratify the appointment, the Board of Directors may exercise its discretion to select another firm if doing so is in the best interests of the Company and its shareholders.

STAAR’s Board of Directors unanimously recommends a vote “FOR” the approval of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Representatives of BDO USA, LLP, which served as the independent registered public accounting firm for STAAR for fiscal year 2020, have been invited to tend the Annual Meeting. STAAR expects representatives of BDO to be available at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees for professional services provided by BDO USA, LLP related to fiscal year 2020 and fiscal year 2019, all of which the Audit Committee pre-approved:

	2020	2019
Audit Fees(1)	$1,042,667	$1,019,357
Audit-Related Fees(2)	28,000	28,000
Tax Fees	—	—
All Other Fees	—	—

(1)

Both 2020 and 2019 Audit Fees include: (i) the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) the audit of management’s report on the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; (iii) reviews of the interim condensed Consolidated Financial Statements included in our quarterly reports on Form 10-Q; and (iv) comfort letters, consents and other services.

(2)	Audit-Related Fees were for audits of our employee benefit plan.

The Audit Committee administers STAAR’s engagement of BDO USA, LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of BDO USA, LLP and whether, for reasons of efficiency or convenience, it is in the best interest of STAAR to engage its independent registered public accounting firm to perform the services. The Audit Committee has determined that performance by BDO USA, LLP of the non-audit services related to the fees shown in the table above did not affect that firm’s independence.  BDO USA, LLP does not currently provide any non-attest services.

Prior to engagement, the Audit Committee pre-approves all independent auditor services, and the Audit Committee pre-approved all fees and services of BDO USA, LLP, for work done in 2020 and 2019. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background to the Advisory Vote

Pursuant to Section 14A of the Securities Exchange Act, we are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement (a “say-on-pay” vote). We currently solicit this vote on an annual basis. In an advisory vote at the 2020 Annual Meeting, shareholders representing approximately 97% of the votes cast on the proposal approved the compensation of our named executive officers. The Compensation Committee believes this affirms shareholders’ support of our approach to executive compensation.

Board of Directors Recommendation

As stated in our Compensation Discussion and Analysis, our compensation program is designed to reward our executives for meeting or exceeding corporate financial and non-financial goals and also individual objectives.

The Board of Directors believes that STAAR has been able to attract and retain personnel with a high level of professional skill and experience partly because of the value its executives have placed on the potential growth in value of their equity compensation if their efforts to improve STAAR’s business succeed.

In 2020, we continued to award a significant proportion of our named executive officers’ total compensation in the form of variable, at-risk compensation, either through annual performance-based cash incentives or equity awards.

The Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 24, before voting on the following resolution:

“Resolved, that the shareholders of STAAR Surgical Company (“STAAR”) approve, on an advisory basis, the compensation of STAAR’s named executive officers, including STAAR’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in STAAR’s 2021 Proxy Statement.”

While the vote does not bind the Board of Directors to any particular action, the Board of Directors and the Compensation Committee value the input of the shareholders and will take into account the outcome of this vote in considering future compensation arrangements. We currently hold an annual say-on-pay advisory vote and expect that our next advisory vote on executive compensation following this vote will be held at our 2022 Annual Meeting of Shareholders.

STAAR’s Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of STAAR’s compensation of our named executive this proxy statement.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended January 1, 2021, which contains our consolidated financial statements of STAAR for that period, accompanies this proxy statement but is not a part of our soliciting materials.

We will provide shareholders, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2021, if the shareholder submits a written request to STAAR Surgical Company, c/o Office of the Secretary, 25651 Atlantic Ocean Drive, Lake Forest, California, 92630. Exhibits to the Form 10-K will be provided on written request of any shareholder, subject to reimbursement of STAAR’s reasonable expenses. Exhibits are available at no charge on the SEC’s website, www.sec.gov. STAAR’s Annual Report on Form 10-K is also available on STAAR’s website at www.staar.com. This website reference is not intended to function as a hyperlink and the information contained on STAAR’s website, wherever referenced, is not a part of this proxy statement.

This Proxy Statement and our Chief Executive Officer’s letter contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this Proxy Statement. These forward-looking statements include, but are not limited to, statements related to risks associated with our future operating or financial performance, plans, objectives, expectations and intentions, the risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as our compensation programs. Readers are cautioned that these forward-looking statements are all based on current expectations and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties disclosed in the risk factors in Item 1A of our Annual Report on Form 10‑K for the year ended January 1, 2021. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

By Order of the Board of Directors,

STAAR SURGICAL COMPANY

Samuel Gesten
Chief Legal Officer and Secretary
Lake Forest, California
April 30, 2021

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐	______________________

1. Election of Directors.

Nominees

01) Stephen C. Farrell
02) Thomas G. Frinzi
03) Gilbert H. Kliman, MD
04) Caren Mason
05) Louis E. Silverman
06) Elizabeth Yeu, MD
07) K. Peony Yu, MD

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐
3. Advisory vote to approve STAAR's compensation of its named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

02 0000000000

0000501811_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com STAAR SURGICAL COMPANY Annual Meeting of Stockholders July 30, 2020 8:30 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Caren Mason and Samuel Gesten, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all of the shares of common stock of STAAR SURGICAL COMPANY held of record by the undersigned at the close of business on June 1, 2020 at the Annual Meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000470044_2 R1.0.1.18